UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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DAVE & BUSTER’S ENTERTAINMENT, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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May 4, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Dave & Buster’s Entertainment, Inc. at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, IL 60018, on June 16, 2016, at 8:30 a.m. local time.

The matters expected to be addressed at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or, upon your request, after receipt of paper copies of the proxy materials. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. You may also request a paper copy of the proxy card to submit your vote, if you prefer. If you have voted by the Internet, by mail or by telephone and later decide to attend the Annual Meeting, you may come to the meeting and vote in person. We do encourage you to vote by Internet.

We look forward to seeing you at the meeting.

Sincerely,

Stephen M. King

Chief Executive Officer

DAVE & BUSTER’S ENTERTAINMENT, INC.

2481 Mañana Drive

Dallas, TX 75220

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Dave & Buster’s Entertainment, Inc. will be held at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, IL 60018 on June 16, 2016, at 8:30 a.m., local time, for the following purposes:

1.	To elect the nine directors named in the Proxy Statement, each to serve for one year or until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending January 29, 2017.

3.	To amend our Second Amended and Restated Certificate of Incorporation to allow removal of directors, with or without cause, by vote of a majority of stockholders.

4.	To cast an advisory vote on executive compensation.

5.	To cast an advisory vote on the frequency of votes on executive compensation.

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Beginning on May 4, 2016, we sent to all stockholders entitled to vote at the Annual Meeting, a Notice Regarding the Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. Only stockholders of record at the close of business on April 22, 2016, are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Jay L. Tobin

Senior Vice President,

General Counsel and Secretary

Dallas, Texas

May 4, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 16, 2016.

The Company’s Proxy Statement and Annual Report on Form 10-K are available at http://edocumentview.com/play.

DAVE & BUSTER’S ENTERTAINMENT, INC.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on June 16, 2016

Page

The Meeting	1

Proposal No. 1 – Election of Directors	4

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm	8

Proposal No. 3 – To Amend Our Second Amended and Restated Certificate of Incorporation to Allow Removal of Directors With or Without Cause by Vote of a Majority of Stockholders	9

Proposal No. 4 – Advisory Vote on Executive Compensation	10

Proposal No. 5 – Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	11

Directors and Corporate Governance	12

Security Ownership of Certain Beneficial Owners and Management	18

Executive Officers	21

Executive Compensation	23

Transactions with Related Persons	43

Report of the Audit Committee	45

Section 16(a) Beneficial Ownership Reporting Compliance	45

Stockholder Proposals	46

Other Business	46

Where You Can Find More Information	46

DAVE & BUSTER’S ENTERTAINMENT, INC.

2481 Mañana Drive, Dallas, Texas 75220

PROXY STATEMENT

May 4, 2016

THE MEETING

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Dave & Buster’s Entertainment, Inc., a Delaware corporation (sometimes referred to herein as “we,” “us,” “our” or the “Company”), for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, IL 60018, on June 16, 2016, at 8:30 a.m. local time. We posted this Proxy Statement and the accompanying proxy on or about May 4, 2016, to our website at www.daveandbusters.com, and mailed notice on or about May 4, 2016 to all stockholders entitled to vote at the Annual Meeting.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 22, 2016, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 15, 2016, we had 41,735,327 million shares of common stock outstanding and entitled to vote. Holders of the Company’s common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

Proposal No. 1 – Election of Directors: Directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the nine nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on Proposal No. 1.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm: Requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against Proposal No. 2. Brokers are permitted to exercise their discretion and vote without specific instruction on this matter. Accordingly, there are no broker non-votes.

Proposal No. 3 – Amendment of Second Amended and Restated Certificate of Incorporation to Allow Removal of Directors With or Without Cause by Vote of a Majority of Stockholders: Requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstensions will count the same as votes against Proposal No. 3. Broker non-votes (as defined below) will have no effect on Proposal No. 3.

Proposal No. 4 – Advisory Vote on Executive Compensation: Requires the affirmative vote of the holders of a majority in voting power of stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstensions will count the same as votes against Proposal No. 4. Broker non-votes will have no effect on Proposal No. 4.

Proposal No. 5 – Advisory Vote on Frequency of Votes on Executive Compensation: Requires the affirmative vote of the holders of a majority in voting power of stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstensions will count the same as votes against Proposal No. 5. Broker non-votes will have no effect on Proposal No. 5.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting or vote by completing, dating and signing the accompanying proxy and promptly returning it in the envelope enclosed with the paper copies of the proxy materials, or electronically through the Internet by following the instructions included on your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal; or in the case of the election of directors, as a vote “for” election to the Board of all nominees presented by the Board; or in the case of Proposal No. 5, as a vote for “One Year” as the frequency of votes on executive compensation.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, The NASDAQ Stock Market LLC (“NASDAQ”) rules grant your broker discretionary authority to vote on “routine” proposals. The ratification of the appointment of the independent public accounting firm in Proposal No. 2 is the only item on the agenda for the Annual Meeting that is considered routine. Where a proposal is not “routine,” a broker who has received no instructions from a client does not have discretion to vote such client’s uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.”

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original distribution of the proxies and other soliciting materials, the Company and/or its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone, or email. Following the original distribution of the proxies and other soliciting materials, we will request that banks, brokers and other nominees distribute the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in distributing soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by (a) a subsequent proxy that is submitted via telephone or Internet no later than 1:00 a.m., Central Time, on June 16, 2016, (b) a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or (c) attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of their previously reported voting instructions, they must contact their bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us by mail at Dave & Buster’s Entertainment, Inc., 2481 Mañana Drive, Dallas, TX 75220; Attn: Investor Relations or by email at investorrelations@daveandbusters.com. You may also request additional copies of the proxy materials by notifying us in writing at the same address or email address. Stockholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

Proxy Materials

Beginning on May 4, 2016, we mailed notice to all stockholders entitled to vote at the Annual Meeting a Notice Regarding the Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials you may notify us at the email address and mailing address provided above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Your proxy will be used to vote FOR the election of all of the nominees named below unless you abstain from or vote against the nominees when you send in your proxy. The Company’s Board of Directors is presently comprised of eleven members. J. Taylor Crandall and Tyler J. Wolfram have notified us that they will not stand for re-election to the Board of Directors. Each of the nominees for election to the Board of Directors is currently a director of the Company. If elected at the Annual Meeting, each of the nominees will serve for one year or until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill a vacancy. In the alternative, the stockholders may vote for just the remaining nominees leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board.

The names of the nominees for election as directors at the Annual Meeting, including their ages as of May 4, 2016, are included below.

Nominee	Age	Position	Year Elected Director
Michael J. Griffith(1)(2)	59	Director	2011
Jonathan S. Halkyard(1)(2)(7)	51	Director	2011
David A. Jones(4)(5)	66	Director	2010
Stephen M. King	58	Chief Executive Officer and Director	2006
Alan J. Lacy(1)(3)	62	Chairman and Lead Independent Director	2010
Kevin M. Mailender(3)(4)	38	Director	2010
Patricia H. Mueller(1)	53	Director	2015
Kevin M. Sheehan(4)(6)	62	Director	2011
Jennifer Storms	44	Director	2016

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

(3) Member of the Nominating and Corporate Governance Committee

(4)	Member of the Finance Committee

(5) Chair of the Compensation Committee

(6) Chair of the Audit Committee

(7)	Chair of the Finance Committee

Michael J. Griffith has served as Vice Chairman of Activision Blizzard, Inc., a worldwide online, personal computer, console, handheld, and mobile game publisher since March 2010. Previously, Mr. Griffith served as President and Chief Executive Officer of Activision Publishing, Inc., (“Activision”), prior to its merging with Blizzard Entertainment, Inc., from June 2005 to March 2010. Prior to joining Activision, Mr. Griffith served in a number of executive level positions at The Procter & Gamble Company from 1981 to 2005, including President of the Global Beverage Division from 2002 to 2005, Vice President and General Manager of Coffee Products from 1999 to 2002, and Vice President and General Manager of Fabric & Home Care—Japan and Korea and Fabric & Home Care Strategic Planning—Asia from 1997 to 1999. Mr. Griffith has served on our Board of Directors since October 2011. Mr. Griffith brings substantial industry, financial and leadership experience to our Board of Directors.

Jonathan S. Halkyard has served as Chief Financial Officer of Extended Stay America Inc., the largest owner/operator of company branded hotels in North America, since January 2015. From September 2013 to January 2015, Mr. Halkyard served as Chief Operating Officer of Extended Stay America. From July 2012 to September 2013, Mr. Halkyard served as Executive Vice President and Chief Financial Officer of NV Energy, Inc., a holding company providing energy services and products in Nevada, and its wholly owned utility subsidiaries, Nevada Power Company and Sierra Pacific Power Company. Mr. Halkyard served as Executive Vice President of Caesars Entertainment Corporation (formerly known as Harrah’s Entertainment, Inc.), one of the largest casino entertainment providers in the world (“Caesars”), from July 2005 until May 2012, and Chief Financial Officer from August 2006 until May 2012. Previously, Mr. Halkyard served Caesars as Treasurer from November 2003 through July 2010, Vice President from November 2002 to July 2005, Assistant General Manager-Harrah’s Las Vegas from May 2002 until November 2002 and Vice President and Assistant General Manager-Harrah’s Lake Tahoe from September 2001 to May 2002. Mr. Halkyard has served on our Board of Directors since October 2011 and serves as Chair of our Finance Committee. Mr. Halkyard brings substantial industry, financial and leadership experience to our Board of Directors.

David A. Jones serves as a Senior Advisor to Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. (collectively, the “Oak Hill Funds”) and other private equity funds managed by Oak Hill Capital Management, LLC (“Oak Hill”), and has been providing consulting services to Oak Hills’s private equity funds and various portfolio companies since 2008. He also currently serves as Executive Chairman of Imagine! Print Solutions (a differentiated provider of printed in-store marketing solutions), a director of Pentair, Ltd. (a diversified company manufacturing valves, fittings and water system, thermal management, and equipment protection products) and Earth Fare, Inc. (a chain of organic and natural food markets), and is a trustee emeritus of Union College. From 2005 until 2007, Mr. Jones was the Chairman and Global Chief Executive Officer of Spectrum Brands, Inc., a $4.3 billion publicly traded consumer products company with operations in over 120 countries worldwide and whose brand names include Rayovac, Varta, Remington, Cutter, Tetra and over fifty other major consumer brands. From 1996 to 2005, Mr. Jones was the Chairman and Chief Executive Officer of Rayovac Corporation (the predecessor to Spectrum Brands), a $1.4 billion publicly traded global consumer products company with major product offerings in batteries, lighting, shaving/grooming, personal care, lawn and garden, household insecticide and pet supply product categories. After Mr. Jones was no longer an executive officer of Spectrum Brands, it filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2009 and exited from bankruptcy proceedings in August 2009. In aggregate, Mr. Jones has over 35 years of experience in senior leadership roles at several leading public and private global consumer products companies. Mr. Jones has served on our Board of Directors since June 2010 and serves as Chair of our Compensation Committee. He brings substantial industry, financial and leadership experience to our Board of Directors.

Stephen M. King has served as the Chief Executive Officer and Director of the Company or its subsidiaries since September 2006. From March 2006 until September 2006, Mr. King served as our Senior Vice President and Chief Financial Officer. From 1984 to 2006, he served in various capacities for Carlson Restaurants Worldwide Inc., a company that owns and operates casual dining restaurants worldwide, including Chief Financial Officer, Chief Administrative Officer, Chief Operating Officer and, most recently, as President and Chief Operating Officer of International. Mr. King brings substantial industry, financial and leadership experience to our Board of Directors.

Alan J. Lacy serves as a director of Bristol-Myers Squibb Company (a global biopharmaceutical company). Mr. Lacy is also currently Trustee of Fidelity Funds (a provider of financial management and advisory services). Previously, he served as Senior Advisor to Oak Hill’s private equity funds from 2007-2014. In addition, he was Vice Chairman and Chief Executive Officer of Sears Holdings Corporation, a large broad line retailer, and Chairman and Chief Executive Officer of Sears Roebuck and Co. (“Sears”), a large retail company. Prior to that, Mr. Lacy was employed in a number of executive level positions at major retail and consumer products companies, including Sears, Kraft, Philip Morris and Minnetonka Corporation. Mr. Lacy is a Trustee of the California Chapter of The Nature Conservancy and a Director at The Center for Advanced Study in The Behaviorial Sciences at Stanford University. Mr. Lacy has served on our Board of Directors since June 2010, serves as Lead Independent Director and has served as Chairman since September 2014. He brings substantial industry, financial and leadership experience to our Board of Directors.

Kevin M. Mailender is a Partner of Oak Hill and has been with the firm since 2002. Mr. Mailender is responsible for originating, structuring and managing investments in the Consumer, Retail and Distribution sectors. He currently serves as a director of Imagine! Print Solutions (a differentiated provider of printed in-store marketing solutions), The Hillman Companies, Inc. (a distributor of fasteners, key duplication systems, engraved tags and other hardware items), Earth Fare, Inc. (a chain of organic and natural food markets) and Berlin Packaging (a privately-held, full-service strategic supplier of rigid packaging products). Mr. Mailender has served on our Board of Directors since June 2010 and brings substantial financial, investment and business experience to our Board of Directors.

Patricia H. Mueller has served as Senior Vice President and Chief Marketing Officer of The Home Depot, Inc. (the world’s largest home improvement retailer) since February 2011. Ms. Mueller served as Vice President, Advertising of The Home Depot, Inc. from September 2009 to February 2011. Ms. Mueller also serves on the board of The Home Depot Foundation. Ms. Mueller previously served as Senior Vice President of Marketing and Advertising of The Sports Authority, Inc. from September 2006 to August 2009, Vice President of Advertising of American Signature, Inc. from September 2004 to August 2006 and held senior roles with Value Vision, Inc./ShopNBC from 1999 to 2004, including Senior Vice President TV Sales & Promotions, Senior Vice President Strategic Development and Senior Vice President Marketing & Programming. Ms. Mueller has served on our Board of Directors since April 2015 and brings substantial marketing, advertising and retail experience to our Board of Directors.

Kevin M. Sheehan serves as the John J. Phelan, Jr. Distinguished Professor in the Robert B. Willumstad School of Business at Adelphi University. Mr. Sheehan served as President of NCL Corporation Ltd., a leading global cruise line operator (“Norwegian”), from August 2010 through January 2015 (and previously from August 2008 through March 2009) and Chief Executive Officer of Norwegian from November 2008 through January 2015. Mr. Sheehan also served as Chief Financial Officer of Norwegian from November 2007 until September 2010. Before joining Norwegian, Mr. Sheehan spent two and one-half years consulting to private equity firms including Cerberus Capital Management LP (2006-2007) and Clayton Dubilier & Rice (2005-2006). From August 2005 to January 2008, Mr. Sheehan served on the faculty of Adelphi University as Distinguished Visiting Professor—Accounting, Finance and Economics. Prior to that, Mr. Sheehan served a nine-year career with Cendant Corporation, most recently serving as Chairman and Chief Executive Officer of its

Vehicle Services Division (including global responsibility for Avis Rent A Car, Budget Rent A Car, Budget Truck, PHH Fleet Management and Wright Express). Mr. Sheehan serves on the Board of Directors, as Chairman of the Audit Committee, and as a member of the Compensation Committee of New Media Investment Group Inc. (one of the largest publishers of locally based print and online media in the United States) and serves on the Board of Directors of Bob Evans Farms, Inc. (an owner and operator of full-service restaurants and a leading producer and distributor of refrigerated and frozen foods). Mr. Sheehan has served on our Board of Directors since October 2011 and is the Chair of our Audit Committee. Mr. Sheehan brings substantial investment, financial and business experience to our Board of Directors.

Jennifer Storms has served as Chief Marketing Officer for NBC Sports Group, a division of NBCUniversal, one of the world’s leading media and entertainment companies in the development, production, and marketing of entertainment, news and information, since October 2015. Ms. Storms served in various capacities, most recently as Senior Vice President, Global Sports Marketing, of PepsiCo, Inc. from 2011 to 2015. Prior to that, Ms. Storms served as Senior Vice President, Sports Marketing of PepsiCo-owned Gatorade from 2009 to 2011 and served in various marketing and programming leadership positions at Turner Broadcasting System/Turner Sports, most recently as Senior Vice President, Sports Programming and Marketing, from 1995 to 2009. Ms. Storms has served on our Board of Directors since April 2016 and brings substantial marketing, advertising, and strategic experience to our Board of Directors.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”), to be the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2017, and recommends that the stockholders vote for ratification for such appointment. KPMG has been engaged as our independent registered public accounting firm since 2010. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of KPMG as the Company’s independent registered public accounting firm for the 2016 fiscal year to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of KPMG to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the fees (dollars shown are in thousands) for professional audit services and fees for other services provided to the Company by KPMG, for the 2014 fiscal year which ended on February 1, 2015 and the 2015 fiscal year which ended on January 31, 2016:

	2015	2014
Audit Fee(1)	$948	$620
Audit-Related Fees(2)	-	$24
Tax Fees	-	-
Total	$948	$644

(1) Includes fees for services for the audit of the Company’s annual financial statements, the reviews of the interim financial statements, audit of the Company’s internal control over financial reporting (fiscal year 2015 only), implementation of accounting pronouncements, assistance with SEC filings, and fees related to the initial public offering and subsequent follow-on offerings of our Common Stock.

(2) Includes fees related to certain capital market transactions.

The Audit Committee has established a policy whereby the outside auditors are required to annually provide service-specific fee estimates and seek pre-approval of all audit, audit-related, tax and other services prior to the performance of any such services. Individual engagements anticipated to exceed the pre-approved thresholds must be separately approved by the Audit Committee. For both fiscal 2015 and 2014, 100% of all audit, audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG was compatible with such firm’s independence.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP.

PROPOSAL NO. 3

TO AMEND OUR SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO ALLOW REMOVAL OF

DIRECTORS WITH OR WITHOUT CAUSE BY VOTE OF A

MAJORITY OF STOCKHOLDERS

Our Board has recommended and is seeking stockholder approval of an amendment to our Second Amended and Restated Certificate of Incorporation to provide that any director of the Company may be removed, with or without cause, upon the affirmative vote of the holders of a majority of the shares of the Company’s stock then entitled to vote at an election of directors.

Article V, Section (D) of our Second Amended and Restated Certificate of Incorporation currently provides that any director may be removed, but only with cause, by the affirmative vote of a majority of the remaining members of the Board or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting stock of the Corporation then entitled to vote on the election of directors, voting together as a single class.

On December 21, 2015, the Delaware Chancery Court issued an opinion in In re Vaalco Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, which permitted the removal of VAALCO’s directors by its stockholders only for cause. The Chancery Court held that, in the absence of a classified board or cumulative voting in the election of directors, VAALCO’s “only for cause” director removal provisions conflict with Section 141(k) of the Delaware General Corporation Law and are therefore invalid and unenforceable. In light of the Chancery Court’s holding, and because we do not have a classified board or cumulative voting in the election of directors, the Board has approved, and recommends for approval by the stockholders, amending Article V, Section (D) to remove the provisions regarding the removal of directors for cause only, the accompanying supermajority (66 2/3%) voting threshold, and the accompanying definition of “cause.” These changes are intended to conform the Company’s certificate of incorporation to the requirements of Delaware Law as applicable to the Company, and are reflected in Appendix A. The amended text will read as follows:

(D) Removal. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

If the amendment is approved, the Company intends to promptly file a Third Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, which includes the amendment contemplated by this proposal but does not further amend the Second Amended and Restated Certificate of Incorporation. The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Company will be required for approval of this proposal.

The Board of Directors recommends a vote FOR the amendment of our Second Amended and Restated Certificate of Incorporation to allow removal of directors with or without cause by a vote of a majority of Stockholders.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking you to provide an advisory, non-binding vote to approve the compensation awarded to our named executive officers, as we have described in the “Executive Compensation” section of this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the compensation program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the program. These objectives include: to align pay to performance; to provide market-competitive pay; and to create sustained stockholder value.

We are asking you to indicate your support for our named executive officer compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our compensation program is designed appropriately and works to ensure that the interests of our executive officers, including our named executive officers, are aligned with your interest in long-term value creation.

Accordingly, we ask you to approve the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of Dave & Buster’s Entertainment, Inc. approve the compensation awarded to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.

This resolution is non-binding on the Board of Directors. Although non-binding, the Board of Directors and Compensation Committee will review the voting results and consider your concerns in their continued evaluation of the Company’s compensation program. Because this vote is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer, it will not be binding or overrule any decision by the Board of Directors, and it will not restrict or limit the ability of the stockholders to make proposals for inclusion in proxy materials related to executive compensation.

The Board of Directors recommends an advisory vote FOR the approval of our executive compensation.

PROPOSAL NO. 5

ADVISORY VOTE ON FREQUENCY OF

VOTES ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking you to vote on an advisory, non-binding basis, on how frequently we should present to you the advisory vote on executive compensation. SEC rules require the Company to submit to a stockholder vote at least once every six years whether advisory votes on executive compensation should be presented every one, two or three years.

After careful consideration of the frequency alternatives, the Board believes that a one year frequency for conducting an advisory vote on executive compensation is appropriate for the Company and its stockholders at this time. Notwithstanding the outcome of this vote, stockholders, at their discretion at any time, may communicate directly with the Board of Directors on various issues, including executive compensation.

Stockholders must specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. While this vote is advisory and non-binding on the Company, the Board of Directors and the Compensation Committee will carefully consider the outcome of the vote, among other factors, when making future decisions regarding the frequency of advisory votes on executive compensation. Because this vote is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, and will not restrict or limit the ability of the stockholders to make proposals for inclusion in proxy materials related to executive compensation.

The Board of Directors recommends an advisory vote of ONE YEAR on the frequency of votes on our executive compensation.

DIRECTORS AND CORPORATE GOVERNANCE

Composition and Board Independence

Our Board of Directors currently consists of eleven members. Our Board of Directors has affirmatively determined that all of our directors other than our Chief Executive Officer are independent directors under the applicable rules of NASDAQ. In addition, our Board of Directors has affirmatively determined that each member of the Audit Committee, Messrs. Griffith, Halkyard and Sheehan, satisfies the independence requirements for members of an audit committee as set forth in Rule 10A-3(b)(1) of the Exchange Act.

Corporate Governance

The Board of Directors met four times in fiscal 2015, including regular and special meetings. During this period, neither Mr. Crandall nor Mr. Wolfram attended 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees on which he served.

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee. The charters for each of these committees are posted on our website at http://ir.daveandbusters.com/governance.cfm.

The Audit Committee, comprised of Messrs. Griffith, Halkyard and Sheehan, and chaired by Mr. Sheehan, recommends to the Board of Directors the appointment of the Company’s independent auditors, reviews and approves the scope of the annual audits of the Company’s financial statements, reviews our internal control over financial reporting, reviews and approves any non-audit services performed by the independent auditors, reviews the findings and recommendations of the independent auditors and periodically reviews major accounting policies. It operates pursuant to a charter that was adopted in October 2014. The Audit Committee held seven meetings during fiscal 2015. The Board of Directors has determined that each of the members of the Audit Committee is qualified as a “financial expert” under the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC.

The Compensation Committee comprised of Ms. Mueller and Messrs. Griffith, Halkyard, Jones, Lacy and Wolfram, and chaired by Mr. Jones, reviews the Company’s compensation philosophy and strategy, administers incentive compensation and stock option plans, reviews the Chief Executive Officer’s performance and compensation, reviews recommendations on compensation of other executive officers, and reviews other special compensation matters, such as executive employment agreements. The Compensation Committee formed a subcommittee, the Plan Subcommittee, comprised of Ms. Mueller and Messrs. Griffith and Halkyard, to administer and make awards under our performance or incentive based plans and stock option or equity-based compensation plans. The Compensation Committee operates pursuant to a charter that was adopted in October 2014. The Compensation Committee held four meetings during fiscal 2015.

The Nominating and Corporate Governance Committee, comprised of Messrs. Lacy, Mailender and Wolfram, and chaired by Mr. Wolfram, identifies and recommends the individuals qualified to be nominated for election to the Board of Directors, recommends the member of the Board of Directors qualified to be nominated for election as its Chairperson, recommends the members and chairperson for each committee of the Board of Directors, periodically reviews and assesses our Corporate Governance Guidelines and Principles and Code of Business Conduct and Ethics and oversees the annual self-evaluation of the performance of the Board of Directors and the annual evaluation of the performance of our management. The Nominating and Corporate Governance Committee operates pursuant to a charter that was adopted in October 2014. The Oak Hill Funds have the right to nominate the members of the Nominating and Corporate Governance Committee, up to a number of nominees not to exceed the number of directors designated by the Oak Hill Funds on the Board of Directors, and the remaining members will be nominated by the Board of Directors. The Nominating and Corporate Governance Committee did not meet in 2015.

In February 2016, we established a Finance Committee comprised of Messrs. Halkyard, Jones, Mailender and Sheehan, and chaired by Mr. Halkyard, which (a) assists the Board of Directors in fulfilling its financial management oversight responsibilities by (i) assessing, overseeing and evaluating from time to time, policies and transactions affecting our financial objectives, including (ii) reviewing our indebtedness, strategic planning, capital structure objectives, investment programs and policies, (iii) periodically auditing major capital expenditures, including real estate acquisitions and new store development, and (iv) working with our management and the Compensation Committee on annual operating goals and (b) making recommendations to the Board of Directors that are subject to Board of Directors’ approval. The Finance Committee operates pursuant to a charter that was adopted in February 2016. The Finance Committee was not in existence during 2015 and, consequently, did not meet.

The entire Board of Directors is engaged in risk management oversight. At the present time, the Board of Directors has not established a separate committee to facilitate its risk oversight responsibilities. The Board of Directors will continue to monitor and assess whether such a committee would be appropriate. The Audit Committee assists the Board of Directors in its oversight of our risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. The Board of Directors receives regular reports from management, as well as from the Audit Committee, regarding relevant risks and the actions taken by management to adequately address those risks.

Our board leadership structure separates the Chairman and Chief Executive Officer roles into two positions. We established this leadership structure based on our ownership structure and other relevant factors. The Chief Executive Officer is responsible for our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the Board of Directors. We believe that this structure is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions.

Director Compensation

The following table sets forth the information concerning all compensation paid by the Company during fiscal 2015 to our directors.

NAME (1)	FEES EARNED ($) (2)	STOCK AWARDS ($) (3)	OPTION AWARDS ($) (4)(5)	TOTAL ($)
Michael J. Griffith	57,500	57,490	57,493	172,483
Jonathan S. Halkyard	57,500	57,490	57,493	172,483
David A. Jones	70,000	57,490	57,493	184,983
Alan J. Lacy	85,000	57,490	57,493	199,983
Patricia H. Mueller	45,337	57,482	57,496	160,315
Kevin M. Sheehan	75,000	57,490	57,493	189,983

(1)	Messrs. Crandall, King, Mailender and Wolfram were omitted from the Director Compensation Table as they do not receive compensation for service on our Board of Directors other than reimbursement for out-of-pocket expenses incurred in connection with the rendering of such service. Ms. Storms became a member of the Board of Directors during the 2016 fiscal year.

(2)	Reflects the annual stipend received for service on the Board of Directors, service as chair of a Board of Directors committee, and service as Chairman during 2015. Board members are also reimbursed for out-of-pocket expenses incurred in connection with their board service. Such reimbursements are not included in this table. There are no other fees earned for service on the Board of Directors.

(3)	The amounts shown in this column represent the aggregate grant date fair values of the restricted stock awarded to each of the named non-employee directors (other than Ms. Mueller) on April 9, 2015 and to Ms. Mueller on April 20, 2015. Each share of restricted stock vested one year after the award date. As of January 31, 2016, the aggregate number of shares of Dave & Buster’s Entertainment, Inc. common stock underlying outstanding non-vested restricted stock awards for each non-employee director were: Mr. Griffith – 1,813; Mr. Halkyard – 1,813; Mr. Jones – 1,813; Mr. Lacy – 1,813; Ms. Mueller – 1,734; and Mr. Sheehan – 1,813.

(4)	The amounts shown in this column represent the aggregate grant date fair values of the stock options awarded to each of the named non-employee directors (other than Ms. Mueller) on April 9, 2015 and to Ms. Mueller on April 20, 2015. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 9: Equity-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K.

(5)	As of January 31, 2016, the aggregate number of shares of Company common stock underlying outstanding option awards for each of the named non-employee directors was: Mr. Griffith – 23,934 vested options and 5,203 unvested options; Mr. Halkyard – 23,934 vested options and 5,203 unvested options; Mr. Jones – 130,051 vested options and 5,203 unvested options; Mr. Lacy – 172,166 vested options and 5,203 unvested options; Ms. Mueller – 5,004 unvested options and Mr. Sheehan – 23,934 vested options and 5,203 unvested options.

In addition to reimbursement for out-of-pocket expenses incurred in connection with their Board service, Ms. Mueller and Messrs. Griffith, Halkyard, Jones, Lacy and Sheehan received an annual stipend of $57,500 for serving as members of our Board of Directors. Mr. Jones received an additional annual stipend of $12,500 for serving as Chair of our Compensation Committee. Mr. Lacy received an additional annual stipend of $27,500 for serving as our Chairman. Mr. Sheehan received an additional annual stipend of $17,500 for serving as Chair of our Audit Committee. In connection with the formation of our Finance Committee, Mr. Halkyard will receive an additional annual stipend of $12,500 for serving as its Chair. Each of Messrs. Griffith, Halkyard, Jones, Lacy and Sheehan participate in the Dave & Buster’s Entertainment, Inc. 2010 Management Incentive Plan (the “2010 Stock Incentive Plan”) and the Dave & Buster’s Entertainment, Inc. 2014 Omnibus Incentive Plan (the “2014 Stock Incentive Plan”). Ms. Mueller participates in the 2014 Stock Incentive Plan. In addition to the stipends set forth above, the members of the Board of Directors other than our employees or employees of Oak Hill or the Oak Hill Funds will receive annual stock option grants with a value of approximately $57,500 and annual restricted stock unit grants with a value of approximately $57,500.

Policy Regarding Stockholder Recommendations

The Company identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described below. Stockholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary, Dave & Buster’s Entertainment, Inc., 2481 Mañana Drive, Dallas, Texas 75220 or by email at corporatesecretary@daveandbusters.com.

Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Director Qualifications

The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

●	Demonstrated business acumen and leadership, and high levels of accomplishment;

●	Ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;

●	Commitment to understand the Company and its business, industry and strategic objectives;

●	Integrity and adherence to high personal ethics and values, consistent with our Code of Business Conduct and Ethics;

●	Ability to read and understand financial statements and other financial information pertaining to the Company;

●	Commitment to enhancing stockholder value; and

●	Willingness to act in the interest of all stockholders.

In the context of the Board’s existing composition, other requirements (such as prior CEO experience, restaurant, hospitality, gaming, sports-related marketing and branding, or retail industry experience, or relevant senior level experience in finance, accounting, sales and marketing, organizational development, information technology, or public relations) that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered. The Company values diversity on a Company-wide basis and seeks to achieve a diversity of occupational and personal backgrounds on the Board, but has not adopted a specific policy regarding Board diversity. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity through its periodic evaluation of the Board’s composition.

Code of Business Conduct and Ethics and Whistle Blower Policy

In October 2014, the Board of Directors adopted a revised Code of Business Conduct and Ethics applicable to our directors, officers and other employees. The Code of Business Conduct and Ethics is available on our website at http://ir.daveandbusters.com/governance.cfm. We intend to post any material amendments or waivers of our Code of Business Conduct and Ethics that apply to our executive officers on this website. In addition, our revised Whistle Blower Policy (adopted by our Board of Directors in October 2014) is available on our website at http://ir.daveandbusters.com/governance.cfm.

Related Party Transaction Policy

In October 2014, the Board of Directors adopted a Related Party Transaction Policy to provide for timely internal review of prospective transactions with related persons, as well as approval or ratification, and appropriate oversight and public disclosure, of such transactions. The Related Party Transaction Policy generally covers transactions with the Company, on the one hand, and a director or executive officer of the Company, a nominee for election as a director of the Company, any security holder of the Company that owns (owns of record or beneficially) five percent or more of any class of the Company’s voting securities and any immediate family member of any of the foregoing persons, on the other hand. The Related Party Transaction Policy exempts certain transactions or arrangements (including, among others, (i) reimbursement or payment of business expenses pursuant to the stockholders’ agreement entered into between us and the Oak Hill Funds and (ii) certain corporate opportunities permitted by our amended and restated certificate of incorporation from its coverage because of their nature, size and/or degree of significance and such exempted transactions are not required to be reported to, reviewed by, and approved or ratified pursuant to the terms of such policy.

The Related Party Transaction Policy supplements the provisions of our Code of Business Conduct and Ethics concerning potential conflict of interest situations, which, pursuant to its terms, provides that unless a written waiver is granted (as explained below), employees may not (a) perform services for or have a financial interest in a private company that is, or may become, a supplier, customer or competitor of us; (b) perform services for or own more than 1% of the equity of a publicly traded company that is, or may become, a supplier, customer or competitor of us or (c) perform outside work or otherwise engage in any outside activity or enterprise that may interfere in any way with job performance or create a conflict with our best interests. Employees are under a continuing obligation to disclose to their supervisors any situation that presents the possibility of a conflict or disparity of interest between the employee and us. An employee’s conflict of interest may only be waived if both the legal department and the employee’s supervisor waive the conflict in writing. An officer’s conflict of interest may only be approved pursuant to the Related Party Transaction Policy.

Compensation Committee Interlocks and Insider Participation

During 2015, the members of our Compensation Committee were Ms. Mueller and Messrs. Griffith, Jones, Lacy, Halkyard and Wolfram. Mr. Jones is a Senior Advisor to the Oak Hill Funds and Mr. Lacy served as a Senior Advisor to the Oak Hill Funds until December 2014. Mr. Wolfram is a partner at Oak Hill. We reimburse the Oak Hill Funds and their affiliates for certain costs and expenses pursuant to the stockholders’ agreement described below under “Transactions with Related Persons—Stockholders’ Agreement.”

None of our executive officers serve on the compensation committee or board of directors of any other company of which any of the members of our Compensation Committee or any of our directors is an executive officer.

Communications with the Board of Directors

The Company invites members of the Board of Directors to attend its annual stockholder meeting and requires that they make every effort to attend the Annual Meeting absent an unavoidable and irreconcilable conflict.

If stockholders wish to communicate with the Board of Directors or with an individual director, they may direct such communications in care of the General Counsel, 2481 Mañana Drive, Dallas, Texas 75220. The communication must be clearly addressed to the Board of Directors or to a specific director. The Board of Directors has instructed the General Counsel to review and forward any such correspondence to the appropriate person or persons for response.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership of our common stock by (a) all persons known by us to beneficially own more than 5% of our common stock, (b) each present director, (c) the named executive officers, and (d) all executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 41,735,327 shares of our common stock outstanding as of April 22, 2016, unless otherwise indicated in the footnotes below. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 22, 2016 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. Unless otherwise noted, the address of each beneficial owner is c/o Dave & Buster’s Entertainment, Inc., 2481 Mañana Drive, Dallas, Texas 75220.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned as of April 22, 2016	Percent
5% Stockholders
FMR LLC 82 Devonshire St., Boston, MA 02109 (1)	5,201,287	12.5%
Oak Hill Capital Partners III, L.P. (2)	3,866,381	9.3%
Oak Hill Capital Management Partners III, L.P. (2)	126,981.3%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104 (3)	3,047,802	7.3%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, New York 10105 (4)	2,462,628	5.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (5)	2,186,671	5.2%
Directors
Stephen M. King (6)	572,207	1.4%
J. Taylor Crandall	-	-
Michael J. Griffith (7)	50,368	*
Jonathan S. Halkyard (8)	55,543	*
David A. Jones (9)	130,323	*
Alan J. Lacy (10)	349,390	*
Kevin M. Mailender	-	-
Patricia H. Mueller (11)	8,208	*
Kevin M. Sheehan (12)	82,181	*
Jennifer Storms	1,382	*
Tyler J. Wolfram	-	-

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned as of April 22, 2016	Percent
Named Executive Officers (13)
Dolf Berle (14)	285,586	*
Brian A. Jenkins (15)	269,561	*
John B. Mulleady (16)	60,970	*
Jay L. Tobin (17)	189,709	*
All Executive Officers and Directors as a Group (21 Persons) (18)	2,445,031	5.6%

*	Less than 1%.

(1)	Based on information contained in Schedule 13G/A dated March 9, 2016, filed on March 10, 2016. The Schedule 13G/A reported that FMR LLC owned and had sole dispositive power of 5,201,287 shares of common stock, and had sole voting power over 190,167 shares.

(2)	The business address of Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. (collectively, the “Oak Hill Funds”) is 201 Main Street, Suite 1018, Fort Worth, Texas 76102. OHCP MGP III, Ltd. Is the sole general partner of OHCP MGP Partners III, L.P., which I the sole general partner of OHCP GenPar III, L.P., which is the sole general partner of each of the Oak Hill Funds. OHCP MGP III, Ltd. exercises voting and dispositive control over the shares held by each of the Oak Hill Funds. Investment and voting decisions with regard to the shares of the Company’s common stock owned by the Oak Hill Funds are made by an Investment Committee of the Board of Directors of OHCP MGP III, Ltd. The members of the Board of Directors are J. Taylor Crandall, Steven B. Gruber, Denis J. Nayden and Tyler J. Wolfram. Each of these individuals disclaims beneficial ownership of the shares owned by the Oak Hill Funds.
(3)	Based on information contained in Schedule 13G dated January 25, 2016, filed on January 29, 2016. The Schedule 13G reported that Wells Fargo & Company owned and had sole dispositive power over 8,018, sole voting power of 8,018, shared dispositive power of 3,039,681 and shared voting power of 2,906,420.

(4)	Based on information contained in Schedule 13G dated February 16, 2016, filed on February 16, 2016. The Schedule 13G reported that AllianceBernstein L.P. owned and had sole dispositive power over 2,420,749 shares of common stock, and had sole voting power over 2,163,738 shares of common stock and had shared dispositive power over 41,879 of common stock.

(5)	Based on information contained in Schedule 13G dated February 10, 2016, filed on February 10, 2016. The Schedule 13G reported that The Vanguard Group owned and had sole dispositive power over 2,136,594, and sole voting power over 52,177 and shared dispositive power over 50,077.

(6)	Shares reflected in the table include 239,160 shares issuable pursuant to outstanding stock options held by Mr. King that are exercisable within 60 days of April 22, 2016. Shares reflected in the table also include 333,046 stock options held by the Stephen and Shauna King Investment Partnership LP (the “Investment Partnership”) that are exercisable within 60 days of April 22, 2016. Stephen and Shauna King Investment Partnership GenPar LLC (“GenPar”) is the general partner of the Investment Partnership. Mr. King is the sole member of GenPar and has sole voting and investment power over all of the shares owned by the Investment Partnership.

(7)	Shares reflected in the table include 3,283 shares owned by Mr. Griffith and 17,948 shares owned by The 2014 Griffith Family Trust dated October 20, 2014 (the “Family Trust”). Currently, Mr. Griffith has sole voting and investment power over all of the shares owned by the Family Trust. Shares reflected in the table also include 29,137 shares issuable pursuant to outstanding stock options held by Mr. Griffith that are exercisable within 60 days of April 22, 2016.

(8)	Shares reflected in the table include 29,137 shares issuable pursuant to outstanding stock options held by Mr. Halkyard that are exercisable within 60 days of April 22, 2016.

(9)	Shares reflected in the table include 3,283 shares owned by Mr. Jones and 893 shares owned by each of Brooke Nicole Kindle Stephens and Jeffrey David Jones. Currently, Mr. Jones has sole voting and investment power over all of such shares pursuant to a voting trust agreement and irrevocable proxies executed by Ms. Stephens and Mr. Jones. Shares reflected in the table include 125,254 shares issuable pursuant to outstanding stock options held by Mr. Jones that are exercisable within 60 days of April 22, 2016.

(10)	Shares reflected in the table include 3,283 shares owned by Mr. Lacy and 168,738 shares owned by The Alan J. Lacy Irrevocable Qualified Annuity Trust No. 2016-3. Shares reflected in the table include 177,369 shares issuable pursuant to outstanding stock options held by Mr. Lacy that are exercisable within 60 days of April 22, 2016.

(11)	Shares reflected in the table include 5,004 shares issuable pursuant to outstanding stock options held by Ms. Mueller that are exercisable within 60 days of April 22, 2016.

(12)	Shares reflected in the table include 29,137 shares issuable pursuant to outstanding stock options held by Mr. Sheehan that are exercisable within 60 days of April 22, 2016.

(13)	In addition to Mr. King who serves as a director.

(14)	Shares reflected in the table include 285,585 shares issuable pursuant to outstanding stock options held by Mr. Berle that are exercisable within 60 days of April 22, 2016.

(15)	Shares reflected in the table include 7,502 shares issuable pursuant to outstanding stock options held by Mr. Jenkins that are exercisable within 60 days of April 22, 2016. Shares reflected in the table also include 262,058 stock options held by LTD Partner LP (the “Jenkins Partnership”) that are exercisable within 60 days of April 22, 2016. LTD Partners GenPar LLC (the “Jenkins GenPar”) is the general partner of the Jenkins Partnership. Currently, Mr. Jenkins is the sole member of the Jenkins GenPar and has sole voting and investment power over all the options held by the Jenkins Partnership.

(16)	Shares reflected in the table include 60,969 shares issuable pursuant to outstanding stock options held by Mr. Mulleady that are exercisable within 60 days of April 22, 2016.

(17)	Shares reflected in the table include 87,638 shares issuable pursuant to outstanding stock options held by Mr. Tobin that are exercisable within 60 days of April 22, 2016.

(18)	Shares reflected in the table include a total of 2,035,637 shares issuable pursuant to outstanding stock options held by our Executive Officers and Directors as a group that are exercisable within 60 days of April 22, 2016.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers.

NAME	AGE	POSITION
Stephen M. King (1)	58	Chief Executive Officer and Director
Kevin Bachus	48	Senior Vice President of Entertainment and Games Strategy
Dolf Berle	53	President and Chief Operating Officer
Joe DeProspero	41	Vice President Finance
Sean Gleason	51	Senior Vice President and Chief Marketing Officer
Brian A. Jenkins	54	Senior Vice President and Chief Financial Officer
Margo L. Manning	51	Senior Vice President of Human Resources
Michael J. Metzinger	59	Vice President—Accounting and Controller
John B. Mulleady	55	Senior Vice President of Real Estate and Development
J. Michael Plunkett	65	Senior Vice President of Purchasing and International Operations
Jay L. Tobin	58	Senior Vice President, General Counsel and Secretary

(1)	Mr. King’s biography can be found above under “Proposal No. 1—Election of Directors.”

Set forth below is biographical information regarding our directors and executive officers:

Kevin Bachus has served as our Senior Vice President of Entertainment and Games Strategy since November 2012. Previously, he served as Chief Product Officer of Bebo, Inc., an international social networking site, from September 2010 to November 2012, Executive Vice President and Chief Product Officer of IMO Entertainment LLC, from May 2009 to August 2010, Senior Vice President and Chief Architect of Virrata Games, Inc./PlayDay TV from March 2008 to April 2009, Chief Executive Officer of Uprising Studios from November 2006 to March 2008, Chief Executive Officer of Nival Interactive, Inc. from December 2005 to November 2006, Chief Executive Officer and President of Infinium Labs, Inc. from January 2004 to November 2005, Vice President of Publishing of Capital Entertainment Group, Inc. from October 2001 to September 2003, Director of Third Party Relations-Xbox of Microsoft Corporation from September 1999 to May 2001 and Group Product Manager-DirectX of Microsoft Corporation from June 1997 to September 1999.

Dolf Berle has served as our President and Chief Operating Officer since February 2011. From August 2009 until January 2011, Mr. Berle served as Executive Vice President of Hospitality and Business and Sports Club Division Head for ClubCorp USA, Inc., the largest owner and operator of golf, country club and business clubs. Previously, Mr. Berle served as President of Lucky Strike Entertainment, an upscale chain of bowling alleys, from December 2006 to July 2009 and Chief Operating Officer of House of Blues Entertainment, Inc., a chain of live music venues, from April 2004 to December 2006.

Joe DeProspero has served as our Vice President of Finance since May 2010. Previously, he served as our Assistant Vice President of Finance from August 2006 to May 2010. Mr. DeProspero served as Director of Financial Analysis for Arby’s Restaurant Group, a company that owns and operates quick-serve sandwich restaurants, from 2005 to 2006 and for Carlson Restaurants Worldwide, Inc., a company that owns and operates casual dining restaurants worldwide, from 2001 to 2005.

Sean Gleason has served as our Senior Vice President and Chief Marketing Officer since August 2009. From June 2005 until October 2008, Mr. Gleason was the Senior Vice President of Marketing

Communications at Cadbury Schweppes where he led initiatives for brands such as Dr Pepper, 7UP and Snapple. From May 1995 until May 2005, he served in various capacities (most recently as Vice President, Advertising/Media/Brand Identity) at Pizza Hut for Yum! Brands, the world’s largest restaurant company.

Brian A. Jenkins has served as our Senior Vice President and Chief Financial Officer since December 2006. From August 1996 until August 2006, he served in various capacities (most recently as Senior Vice President—Finance) at Six Flags, Inc., an amusement park operator. From March 1990 to August 1996, Mr. Jenkins served in various financial positions (most recently as Vice President of Corporate Planning and Business Development) with FoxMeyer Health Corporation, a wholesale pharmaceutical distributor.

Margo L. Manning has served as our Senior Vice President of Human Resources since November 2010. Previously, she served as our Senior Vice President of Training and Special Events from September 2006 until November 2010, our Vice President of Training and Sales from June 2005 until September 2006 and as Vice President of Management Development from September 2001 until June 2005. From December 1999 until September 2001, she served as our Assistant Vice President of Team Development, and from 1991 until December 1999, she served in various positions of increasing responsibility for us and our predecessors.

Michael J. Metzinger has served as our Vice President—Accounting and Controller since January 2005. From 1986 until January 2005, Mr. Metzinger served in various capacities (most recently as Executive Director—Financial Reporting) at Carlson Restaurants Worldwide, Inc., a company that owns and operates casual dining restaurants worldwide.

John B. Mulleady has served as our Senior Vice President of Real Estate and Development since April 2012. Mr. Mulleady had been Senior Vice President, Director of Real Estate of BJ’s Wholesale Club, Inc. a leading operator of warehouse clubs in the eastern United States, from June 2008 to April 2012. Previously, Mr. Mulleady served as Vice President of Real Estate at Circuit City Stores, Inc., a consumer electronics retailer, from February 2006 to June 2008.

J. Michael Plunkett has served as our Senior Vice President of Purchasing and International Operations since September 2006. Previously, he served as our Senior Vice President—Food, Beverage and Purchasing/Operations Strategy from June 2003 until June 2004 and from January 2006 until September 2006. Mr. Plunkett also served as Senior Vice President of Operations for Jillian’s from June 2004 to January 2006, as Vice President of Kitchen Operations from November 2000 until June 2003, as Vice President of Information Systems from November 1996 until November 2000 and as Vice President and Director of Training from November 1994 until November 1996. From 1982 until November 1994, he served in operating positions of increasing responsibility for us and our predecessors.

Jay L. Tobin has served as our Senior Vice President, General Counsel and Secretary since May 2006. From 1988 to 2005, he served in various capacities (most recently as Senior Vice President and Deputy General Counsel) at Brinker International, Inc., a company that owns and operates casual dining restaurants worldwide.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors is responsible for establishing the compensation philosophy and ensuring each element of the compensation program encourages high levels of performance among the executive officers and positions the Company for growth. The Compensation Committee ensures our compensation program is fair, competitive, and closely aligns the interests of our executive officers with the Company’s short and long-term business objectives. Through a strategic combination of base pay, cash-based short-term incentive plans, and an equity-based long-term incentive plan, our Compensation Committee strives to reward executive officers for meeting certain strategic objectives and increasing stockholder value.

This section describes our compensation program for our named executive officers (“NEOs”) for fiscal 2015. The discussion focuses on our compensation programs and compensation-related decisions for fiscal 2015 and also addresses why we believe our compensation program supports our business strategy and operational plans. For fiscal 2015, our NEOs are:

¡	Stephen M. King – Chief Executive Officer
¡	Dolf Berle – President and Chief Operating Officer
¡	Brian A. Jenkins – Senior Vice President and Chief Financial Officer
¡	John B. Mulleady – Senior Vice President of Real Estate and Development
¡	Jay L. Tobin – Senior Vice President, General Counsel and Secretary

Compensation philosophy and overall objectives of executive compensation programs

Our executive compensation philosophy is based upon three core values: pay for performance, market-competitive pay and sustained stockholder value creation.

Pay for Performance—This ensures that we align the interests of senior executives with the interests of our stockholders. Compensation is tied directly to delivering both annual and long-term value creation to our stockholders. Annual incentives focus on efficient and productive operation of the business, while long-term incentives focus on value creation of the enterprise. In addition, we put greater emphasis on the longer-term aspects of the compensation package to help ensure that all actions of management contribute to the multi-year value creation of the business.

Market-Competitive Pay—Paying competitively is critical to the attraction and retention of our key leaders. As a result, we target our executive pay levels as follows:

Pay Component	Market Target
Salary	50th percentile
Annual incentives @ target	50th percentile
Long-term incentive @ target	Average of 50th percentile and 75th percentile

Consistent with our pay for performance core values, compensation above the median target levels is achieved through above-target performance against our annual and long-term incentive goals. We measure our compensation targets against a selected peer group of other food and entertainment companies of comparable size and business models. In addition, we further validate our compensation levels with relevant industry survey data for positions with comparable responsibilities to ensure the most solid foundation possible for our compensation comparisons and decisions.

Sustained Stockholder Value Creation—All of our compensation plans are designed to increase the value we deliver to our stockholders through the selection of proper business performance metrics, the leverage built into the plans for performance achievement and the proper governance of the plans throughout the year by our Compensation Committee. We believe that profitable growth of our enterprise is primary while simultaneously reinforcing an ethical and performance-based culture. Our Compensation Committee approves all goals and awards in advance and monitors progress on their achievement throughout the year. In the long-term incentive plan (the “LTIP”) implemented pursuant to the 2014 Stock Incentive Plan, we use a series of vehicles to reinforce this commitment to sustained stockholder value creation. These vehicles are:

LTIP Vehicle	Weighting as % of LTIP	Focus
Stock Options	50%	Continuous stockholder value creation over time
Restricted Stock Units	35%	Performance in strategic performance areas that build/sustain the enterprise and retention of our key leaders to ensure sustained implementation of our strategy. Restricted Stock Units (“RSUs”) and Performance Cash account for 50% of the overall LTIP target and contribute a robust performance mix.
Performance Cash	15%

Through this combination of vehicles and the design of our programs, we ensure that our expectation for continuous improvement, growth and profitability are achieved while effectively managing any undue risk elements.

Our compensation philosophy guides us in our annual review of compensation, the assessment of the right pay for performance relationship and ensures that when real performance is achieved, it is appropriately rewarded. Our Compensation Committee annually reviews this philosophy and our compensation plans to ensure they are continuing to meet their stated goals and objectives. If they are not, changes will be made to reestablish the right alignment.

In sum, this philosophy, in its design and execution, ensures that stockholders see a return for their investment in our Company and that we are getting the right return on our leadership compensation investment.

Compensation Practices

The following list summarizes executive compensation practices that we have implemented to drive performance and executive compensation practices that we avoid because we do not believe they serve the long-term interests of our stockholders.

What We Do	What We Do Not Do
✓ Set stock ownership guidelines for executives and directors	✗ No hedging or pledging of our stock by executives or directors
✓ Review tally sheets for executives	✗ No dividends paid on unearned performance-based shares
✓ Disclose performance goals for incentive payments	✗ No excise tax gross-ups to any executive
✓ Set maximum payout caps on our annual and long-term incentives	✗ No repricing or cash buyout of underwater stock options
✓ Limit perquisites and other benefits, and do not include income tax gross-ups (except for relocation expenses)	✗ No market timing in granting of equity awards
✓ Subject all variable pay to a compensation recovery “clawback” policy
✓ Have double-trigger change in control agreements
✓ Hire independent consultant reporting directly to the Compensation Committee
✓ Enforce strict insider trader policies and black-out periods for executives and directors

Procedures for determining compensation

Our Compensation Committee has the overall responsibility for designing and evaluating the salaries, incentive plan compensation, policies and programs for our executive officers, including the NEOs. The Compensation Committee relies on input from an independent compensation consultant and the experience of members of the Compensation Committee to guide our compensation decisions, including compensation of our NEOs. In addition, the Compensation Committee relies on input from our Chief Executive Officer regarding an officer’s individual performance (other than himself) and an analysis of our corporate performance. By a delegation of authority from the Board of Directors, the Compensation Committee has final authority regarding the overall compensation structure for the executive officers, including the NEOs.

The compensation of our executive officers consists primarily of four major components:

●	base salary;

●	annual incentive awards;

●	long-term incentive awards; and

●	other benefits.

Each of these components is discussed in detail in “Elements of Compensation” below.

When making compensation decisions, the Compensation Committee considers, among other things:

●	The Company’s short- and long-term performance relative to financial and strategic targets;

●	The executive officer’s prior experience and sustained individual performance;

●	The significance of the executive officer’s contributions to the ongoing success of the Company;

●	The scope of the executive officer’s responsibilities;

●	The future value the executive officer is expected to bring to the Company; and

●	The results of benchmarking studies, which illustrate value of the executive officer’s total compensation package relative to others in the industries with which we compete for talent.

In 2015, the Compensation Committee engaged the compensation consulting firm Aon Hewitt to conduct a benchmarking study of executive compensation programs, provide analysis and advice regarding plan design for short- and long-term incentive plans, and provide analysis and advice concerning trends and regulatory developments in executive compensation. Aon Hewitt evaluated our market competitiveness against (a) a custom peer group and (b) Aon Hewitt’s Total Compensation Measurement survey of retail companies. The peer group against which we compared ourselves in fiscal 2015 includes casual dining restaurants that offer an “experience” and companies that focus on entertainment, including casino & gaming companies; hotels, resorts & cruise lines; and leisure facilities. All are publicly-traded companies that (a) have revenues between $408 million and $2.21 billion (approximately 0.5 times to 2.5 times our revenue), (b) have a median revenue of $1.13 billion (which is above our 2015 revenue of $867.0 million), and (c) in aggregate, have a restaurant/entertainment mix similar to the income mix at D&B:

The Cheesecake Factory Incorporated	Texas Roadhouse, Inc.	Buffalo Wild Wings, Inc.
Red Robin Gourmet Burgers, Inc.	Ruby Tuesday, Inc.	BJ’s Restaurants, Inc.
Bravo Brio Restaurant Group, Inc.	DineEquity, Inc.	Ignite Restaurant Group, Inc.
Isle of Capri Casinos, Inc.	Pinnacle Entertainment, Inc.	Churchill Downs Incorporated
The Marcus Corporation	SeaWorld Entertainment, Inc.	Vail Resorts, Inc.
Six Flags Entertainment Corporation	Cedar Fair, L.P.	International Speedway Corporation
Speedway Motorsports, Inc.

Due to the size differences among the peer group and the Company, Aon Hewitt used regression analysis to size-adjust the results.

With respect to the compensation for the Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer’s performance and sets his compensation. With respect to our corporate performance as a factor in compensation decisions, the Compensation Committee considers, among other aspects, our long-term and short-term strategic goals, revenue goals, profitability, and return to our investors. Our Chief Executive Officer plays an important advisory role in the compensation-setting process of the other executive officers, including the NEOs. Our Chief Executive Officer evaluates the performance of the other executive officers and makes recommendations to the Compensation Committee concerning performance objectives and salary and bonus levels for the other executive officers, including the NEOs. The Compensation Committee annually discusses the recommendations with the Chief Executive Officer. The Compensation Committee may, in its sole discretion, approve, in whole or in part, the recommendations of the Chief Executive Officer. In fiscal 2015, the Compensation Committee approved Mr. King’s recommendations for salary and bonus with respect to each of the other executive officers, including the NEOs.

Pay for Performance Alignment

We work to leverage our executive compensation structure in order to drive outstanding Company performance and provide appropriate rewards for sustained, strong individual performance. A significant portion of each executive officer’s pay is at-risk and awarded in the form of cash- and stock-based short- and long-term incentive grants. These incentive grants, which are discussed below, link each executive officer’s annual earnings to the achievement of short- and long-term financial and strategic goals. As such, executive officers, including the NEOs, face a risk of forfeiture or a reduced payout if the Company fails to meet its financial and strategic objectives. Under each incentive plan, target compensation is only earned if the designated financial and strategic objectives are met. Each incentive plan offers above-target payouts for outstanding performance; alternatively, no incentive may be earned if a threshold level of performance is not achieved. Further, the Compensation Committee aims to link any adjustments to an executive officer’s base salary to his or her individual performance.

In evaluating whether the compensation programs appropriately link each executive officer’s compensation to the Company performance, the Compensation Committee recognizes that, under the leadership of the executive officers, the Company had a great deal of success in 2015. Key accomplishments are detailed in our Annual Report on Form 10-K. The Compensation Committee believes each element of the compensation program was effective at aligning the executive officers with the Company’s objectives and at recognizing the success the Company achieved as a result of their leadership.

Elements of compensation

Base salary

A portion of each executive officer’s total compensation is in the form of base salary. This is a fixed cash payment, expressed as an annualized salary. The salary component was designed to provide the executive officers with consistent income and to attract and retain talented and experienced executives capable of managing our operations and strategic growth. In alignment with our compensation philosophy, the Compensation Committee believes that ensuring base salary levels position us appropriately relative to the market and reflect the performance and level of responsibility of each executive officer is key to providing a competitive total compensation package. Annually, the performance of each executive officer, including the NEOs, is reviewed by the Compensation Committee using information and evaluations provided by the Chief Executive Officer, taking into account our operating and financial results for the year, an assessment of the contribution of each executive officer to such results, the achievement of our strategic growth and any changes in the role and responsibility of an executive officer. In addition, the Compensation Committee considers the results of the benchmarking study and the market competitiveness of each NEO’s base salary (generally targeting the 50th percentile of the benchmark data) to determine appropriate merit- and market-based increases to each executive’s base salary. In the second quarter of fiscal 2015, each of the NEOs received merit-based increases to base salary, as illustrated below:

	New Base	Previous Base	Percentage Increase
Stephen M. King	$720,000	$710,000	1.4%
Dolf Berle	$426,300	$420,000	1.5%
Brian A. Jenkins	$395,850	$390,000	1.5%
John B. Mulleady	$390,775	$385,000	1.5%
Jay L. Tobin	$365,400	$360,000	1.5%

The Compensation Committee believes the increases awarded are commensurate with each NEO’s individual contribution to the Company’s success and that the resulting market positioning of each NEO is consistent with the considerations outlined above.

Annual Incentive Awards

The Executive Incentive Plan created under the 2014 Omnibus Incentive Plan (the “Executive Incentive Plan”) is designed to recognize and reward our employees for contributing towards the achievement of our annual business plan. The Compensation Committee believes the Executive Incentive Plan provides a valuable short-term incentive program that delivers a cash bonus opportunity for key employees, including the NEOs, upon achievement of targeted operating results, as determined by the Compensation Committee and the Board of Directors. The Executive Incentive Plan also supports our efforts to integrate our compensation philosophies with our annual business objectives and focus our executive officers on the fulfillment of those objectives.

In considering and approving the annual plan design, the Compensation Committee reviews target bonus percentages for each executive officer, including the NEOs, and considers the value of the incentive award relative to the individual’s total compensation package, the value of the incentive award and total compensation package relative to the benchmark data, and the degree to which the individual can influence the Company’s achievement of its short-term financial and strategic objectives. The Compensation Committee also reviews annually the financial and strategic objectives that will comprise the components of the Executive Incentive Plan, the target for each component, and the payout percentages at threshold, target, and maximum performance for each component. The Compensation Committee relies on input from its compensation consultant, the results of benchmarking data, and analysis from our Chief Executive Officer to determine the appropriateness of the target bonus percentages for each executive officer (including the NEOs), the components of the Executive Incentive Plan, the targets for each component, and the payout percentages at each level of performance.

The fiscal 2015 incentive plan for most non-executive participants was based on our targeted “EBITDA” (net income, plus (a) interest expense (net), (b) loss on debt retirement, (c) provision (benefit) for income taxes, and (d) depreciation and amortization expense) for fiscal 2015. Substantially all of the NEOs received a bonus based on achievement of various corporate objectives (including items such as EBITDA, revenues, and similar measures) as determined by the Compensation Committee. With the exception of Mr. Mulleady, bonus payouts for our NEOs were based 75% on the achievement of an EBITDA target, 12.5% on the achievement of a total revenue target, and 12.5% on the achievement of targeted comparable store sales growth. Comparable store sales (a year-over-year comparison of sales at stores open at the end of the period which have been open for at least 18 months as of the beginning of each of the fiscal years) is a key performance indicator used within the industry and is indicative of acceptance of our initiatives as well as local economic and consumer trends. We had 59 comparable stores at the beginning of fiscal 2015. Mr. Mulleady’s bonus was based on EBITDA, the achievement of a target related to signed leases, and the achievement of a target related to new store construction costs. The Compensation Committee reviews and modifies the performance goals for the Executive Incentive Plan as necessary to ensure reasonableness, support of our strategy and consistency with our overall objectives. The EBITDA target for fiscal 2015 was 9.8% higher than fiscal 2014 EBITDA and the revenue target was 8.5% higher than fiscal 2014 revenues. With respect to Mr. Mulleady’s objectives, the targets for signed leases and new store construction were aligned with our development strategy and intended to build the pipeline for future growth. In setting Mr. Mulleady’s targets, the Compensation Committee considered prior results and the level of performance needed to achieve development goals and set the targets at levels it believed were challenging but attainable.

Under each executive officer’s employment agreement (including the NEOs) and the Executive Incentive Plan, a target bonus opportunity is expressed as a percentage of annualized base salary as of the end of the fiscal year, prorated according to the percentage of the fiscal year the executive officer is employed by the Company. Target levels are established based upon a review of market practices and align to the Company’s compensation philosophy. Bonuses above or below the target level may be paid subject to a prescribed maximum or minimum. Bonus attainment is calculated separately for each component of the Executive Incentive Plan. Below a minimum threshold level of performance, no awards will be granted under the Executive Incentive plan. The threshold, target, and maximum percentages for each of the NEOs in 2015 under the Executive Incentive Plan are outlined in the table below.

	% of Salary at	% of Salary at	% of Salary at
	Threshold	Target	Maximum
Stephen M. King	22.5%	90.0%	180.0%
Dolf Berle	17.5%	70.0%	140.0%
Brian A. Jenkins	15.0%	60.0%	120.0%
John B. Mulleady	11.3%	60.0%	120.0%
Jay L. Tobin	15.0%	60.0%	120.0%

The table below outlines the targets and relative payout percentages for the EBITDA, total revenue, and comparable store sales growth, signed leases, and new store construction components of the Executive Incentive Plan. Below a minimum threshold level of performance, no awards will be granted under the Executive Incentive Plan. The calculations are subject to straight-line interpolation between threshold and target performance and between target and maximum performance. The performance thresholds on the financial measures were set at a level that ensures no payout will be made unless the Company exceeded prior year performance.

	Performance			Bonus as % of Target
Component	Threshold	Target	Maximum	Threshold	Target	Maximum
EBITDA(1)	$147.0	$158.9	$174.8	25%	100%	200%
Total Revenue(1)	$769.6	$810.1	$891.2	50%	100%	200%
Comparable Store Sales Growth	0.0%	2.6%	5.2%	0%	100%	200%
Signed Leases	7	9	11	25%	100%	200%
New Store Construction(2)	—	Within 7.5% of Budget		0%	100%	200%

(1)	Dollar amounts are represented in millions.

(2)	Mr. Mulleady may be awarded the target new store construction bonus if the average actual total construction cost for building each new store opened in fiscal 2015 is within 7.5% of budget. If target EBITDA or better is achieved, the portion of Mr. Mulleady’s bonus associated with new store construction will increase at the same slope as the EBITDA bonus, based on EBITDA achievement.

At the close of the performance period, the Compensation Committee determined the bonuses for the executive officers, including the NEOs, following the annual audit and reporting of financial results for fiscal 2015 and reported the awards to the Board of Directors. The Compensation Committee authorized bonuses to the executive officers, including the NEOs, in amounts that were commensurate with the results achieved during fiscal 2015. In reviewing fiscal 2015 results, the Compensation Committee recognized that we exceeded target EBITDA, Total Revenue, and Comparable Store Sales Growth, which resulted in an award above target level performance for substantially all employees, including the NEOs. With the exception of Mr. Mulleady, our NEOs were paid 196.3% of their target bonus opportunity for fiscal 2015 based on the achievement of performance in excess of target on Adjusted EBITDA and Total Revenue. Mr. Mulleady achieved performance at the maximum payout level on the portion of his bonus linked to the attainment of restaurant development objectives; therefore, he was paid 200.0% of his target bonus opportunity for fiscal 2015. The tables below outline the 2015 performance results and bonus payments made under the Executive Incentive Plan to each NEO.

Component	Target	Actual	% of Target	Payout %
EBITDA(1)	$158.9	$188.7	118.8%	200.0%
Revenue(1)	$810.1	$867.0	107.0%	170.2%
Comparable Store Sales Growth	2.60%	8.90%	342.3%	200.0%
Signed Leases	9	14	155.6%	200.0%
New Store Construction(2)	Within 7.5% of Budget	-0.30%	Target Achieved	200.0%

(1)	Dollar amounts are represented in millions

(2)	The average total construction cost for building each new store opened in fiscal 2015 was within target. Mr. Mulleady’s bonus then increased at the same slope as the EBITDA bonus. Therefore, Mr. Mulleady earned the maximum payout for the portion of his bonus associated with new store construction.

	Target Bonus	Bonus Paid	% of Target
Stephen M. King	$648,000	$1,271,824	196.3%
Dolf Berle	$298,410	$585,687	196.3%
Brian A. Jenkins	$237,510	$466,159	196.3%
John B. Mulleady	$234,465	$468,930	200.0%
Jay L. Tobin	$219,240	$430,300	196.3%

The Compensation Committee believes the incentive awards were warranted and consistent with the performance of each executive officer, including the NEOs, during fiscal 2015 based on the Compensation Committee’s evaluation of each individual’s overall contribution to accomplishing our fiscal 2015 corporate goals and of each individual’s achievement of strategic and individual performance goals during the year.

Long-term Incentive Awards

The Compensation Committee believes that it is essential to align the interests of the executive officers, including the NEOs, and other key management personnel responsible for our growth with the interests of our stockholders. The Compensation Committee has also identified the need to retain tenured, high performing executives. The Compensation Committee believes that these objectives are accomplished through the provision of cash- and stock-based incentives that align the interests of management personnel with the long-term objectives of enhancing our value, as set forth in the 2014 Stock Incentive Plan.

Annually, the Compensation Committee determines whether to grant long-term cash- and/or stock-based incentives to executive officers, including the NEOs, and other key management personnel. In determining whether to award grants, the Compensation Committee considers Company performance, individual performance, the significance of individuals’ contributions to the ongoing success of the Company, the valuation of the grants relative to the individual’s total compensation, value creation, and the recommendations of our Chief Executive Officer. In addition, the Compensation Committee relies on the benchmarking data and additional analysis provided by the compensation consultant in determining appropriate grant levels for our executive officers, including the NEOs.

During fiscal 2015, the Compensation Committee awarded to the executive officers, including the NEOs, and other key management personnel a combination of service-based non-qualified stock options (“Stock Options”) with gradual vesting schedules, RSUs that vest upon the attainment of pre-established performance targets, and long-term cash incentives (“Performance Cash”) that vest upon the attainment of pre-established performance targets. The Stock Options, which comprise 50% of each NEO’s award, vest in equal installments over a three-year period and are exercisable up to a maximum of 10 years. The exercise prices of the stock option awards were established as the closing price of the Company’s stock on the date following the date on which the Compensation Committee approved the awards. The RSUs, which comprise 35% of each NEO’s award, and Performance Cash, which comprises 15% of each NEO’s award, vest after three years and are based 66.7% on achieving targeted three-year cumulative EBITDA and 33.3% on achieving a targeted return on capital invested in new stores (“ROIC”). The NEOs face a significant risk of forfeiture or reduced payout if the Company fails to meet either of the targets, as the settlement value of the RSUs and Performance Cash varies between 0% and 200% of the target award, depending on EBITDA and ROIC performance, as depicted in the table below. Further, the value of the Stock Options and the RSUs increases or decreases with the changes in the Company’s stock price. The Compensation Committee believes that the mix of 50% Stock Options, 35% RSUs and 15% Performance Cash provides an appropriate balance promoting retention and motivating and rewarding our executive officers and other key employees to deliver long-term financial success.

	3-Year Cumulative EBITDA			3-Year Cumulative ROIC
	Performance	Performance as a Percentage of Target	Payout as a Percentage of Target(1)	Performance(2)	Performance as a Percentage of Target	Payout as a Percentage of Target(1)
Below Threshold	Below $468.61	Below 85.0%	0.0%	Below 2.13%	Below 85.0%	0.0%
Threshold	$468.61	85.0%	50.0%	2.13%	85.0%	50.0%
Target	$551.31	100.0%	100.0%	2.50%	100.0%	100.0%
Maximum	$661.57	120.0%	200.0%	3.00%	120.0%	200.0%

(1)	Performance and payouts are subject to straight-line interpolation between points.

(2)	Monthly ROIC for new stores opening during the three-year performance period.

Other Benefits

Retirement Benefits. Our employees, including our NEOs, are eligible to participate in the 401(k) retirement plan on the same basis as other employees. However, tax regulations impose a limit on the amount of compensation that may be deferred for purposes of retirement savings. As a result, we established the Select Executive Retirement Plan (the “SERP”). See “2015 Nonqualified Deferred Compensation” for a discussion of the SERP.

Perquisites and Other Benefits. We offer our NEOs a modest perquisite allowance and an annual executive physical. We believe these perquisites, which comprise less than 3% of each NEO’s total compensation, are reasonable and round out a competitive compensation program that enhances our ability to attract and retain executive talent. See “2015 Summary Compensation Table.”

Severance Benefits. We have entered into employment agreements with each of our NEOs. These agreements provide our NEOs with certain severance benefits in the event of involuntary termination or adverse job changes and are key to attracting and retaining key executives. See “Employment Agreements.”

Deductibility of executive compensation

Section 162(m) of the Internal Revenue Code under the Omnibus Budget Reconciliation Act of 1993 limits the deductibility of certain compensation over $1,000,000 paid by a company to an executive officer. In light of section 162(m), the Compensation Committee may modify, where reasonably necessary, our executive compensation program to maximize the tax deductibility of compensation paid to covered employees. At the same time, the Compensation Committee also believes that the overall performance of our executive officers cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining the form and the amount of compensation is in our best interest and those of our stockholders. In general, the Compensation Committee structures its pay programs to limit the impact of section 162(m).

Stock Ownership Guidelines

Our ownership guidelines were established in order to further align their interests with stockholders and encourage each executive officer to maintain a long-term equity stake in the Company. The guidelines provide that each executive officer must hold a multiple of his or her annual base salary in the Company’s stock and include the following holding requirement:

Position	Ownership Requirement (multiple of base salary)
Chief Executive Officer	7 times
President and Chief Operating Officer	4 times
Senior Vice President and Chief Financial Officer	3 times
Other Senior Vice Presidents	2 times

Equity counted toward the ownership requirement includes stock ownership, vested and unexercised stock options, time-based restricted stock, 401(k) or other similar plan holdings, and stock beneficially owned in a trust. Each current executive officer has until October 2019 to achieve the minimum ownership requirement. Any executive hired or promoted into an executive officer role would have five years from the date of hire or promotion to achieve the requirement.

Clawback Policy

On April 6, 2016, the Compensation Committee approved a clawback policy. This policy provides for the adjustment or recovery of compensation in certain circumstances. If the Board of Directors, upon recommendation of the Compensation Committee, determines that, as a result of a restatement of our financial statements because of material noncompliance with any financial reporting requirement under the securities laws, an executive officer has received more compensation than would have been paid absent the incorrect financial statements, within the three-year period immediately preceding the date on which the Company is required to prepare the restatement, the Board of Directors, in its discretion, shall take such action as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. In certain cases, such action may include, to the extent permitted by applicable law: (i) requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive officer; (ii) causing the partial or full cancellation of RSUs, Performance Cash, and Stock Options; (iii) adjusting the future compensation of such executive officer; and (iv) dismissing or taking legal action against the executive officer, in each case as the Board, upon recommendation of the Compensation Committee, determines to be in the Company’s best interests and that of our stockholders. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities. Any incentive-based awards or payments or other compensation paid to current and former executive officers under employment agreements or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement (including compliance with the Dodd-Frank Act), will be subject to the deductions and clawback as may be required by law, government regulation or stock exchange listing requirement.

Risk Assessment Disclosure

Our Compensation Committee assessed the risk associated with our compensation practices and policies for employees, including a consideration of the balance between risk-taking incentives and risk-mitigating factors in our practices and policies. The assessment determined that any risks arising from our compensation practices and policies are not reasonably likely to have a material adverse effect on our business or financial condition.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with the management of the Company. Based on that review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in this Annual Report on Form 10-K.

David A. Jones, Chair	Michael J. Griffith	Jonathan S. Halkyard
Alan J. Lacy	Patricia H. Mueller	Tyler J. Wolfram

2015 Summary Compensation Table

The following table sets forth information concerning all compensation that we paid or accrued during fiscal 2015, 2014, and fiscal 2013 to or for each of our NEOs.

NAME AND PRINCIPAL POSITION	YEAR	SALARY(1) ($)	STOCK AWARDS ($)(2)	OPTION AWARDS(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION(3) ($)	TOTAL ($)
Stephen M. King	2015	717,500	583,971	834,241	1,271,824	59,932	3,467,468
(CEO)	2014	676,250		1,560,000	1,107,808	35,053	3,379,111
	2013	646,250		0	556,926	39,709	1,242,885
Dolf Berle	2015	424,725	235,193	335,989	585,687	32,351	1,613,945
(President and COO)	2014	406,875		632,000	573,408	17,731	1,630,014
	2013	391,250		0	294,951	16,767	702,968
Brian A. Jenkins	2015	394,388	191,084	272,998	466,159	39,112	1,363,741
(SVP and CFO)	2014	376,875		517,000	456,386	32,126	1,382,387
	2013	363,933		0	233,972	34,030	631,935
John B. Mulleady	2015	389,331	121,259	173,241	468,930	32,802	1,185,563
(SVP of Real Estate and Development)	2014	375,625		323,000	462,000	16,663	1,177,288
	2013	363,125		404,000	290,283	15,900	1,073,308
Jay L. Tobin	2015	364,050	113,395	161,996	430,300	41,185	1,110,926
(SVP and General Counsel)	2014	352,499		327,000	421,279	31,404	1,132,182
	2013	342,500		0	219,389	33,207	595,096

(1)	The following salary deferrals were made under the SERP in 2015: Mr. King, $43,050, Mr. Jenkins, $37,916, and Mr. Tobin, $21,843.
(2)	Amounts in this column reflect the aggregate grant date fair value of RSUs, at target, calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of valuation of RSUs in 2015 appear in Note 1: Description of Business and Summary of Significant Accounting Policies, to our consolidated financial statements included in our Annual Report on Form 10-K. The grant date fair value for RSUs is reported based upon the probable outcome of the performance conditions on the grant date in accordance with SEC rules. The value of the RSUs awards granted in fiscal 2015, assuming achievement of the maximum performance level of 200% and based on the Company’s stock price on the date the grant was approved, would have been: Mr. King, $1,167,942; Mr. Berle, $470,386; Mr. Jenkins, $382,168; Mr. Mulleady, $242,518; Mr. Tobin, $226,790.

(3)	Amounts in this column reflect the aggregate grant date fair value of options calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of valuation of options granted in 2015 appear in Note 1, Description of Business and Summary of Significant Accounting Policies, to our consolidated financial statements included in our Annual Report on Form 10-K.
(3)	The following table sets forth the components of “All Other Compensation” for fiscal 2015:

NAME	PERQUISITE ALLOWANCE ($)	COMPANY CONTRIBUTIONS TO RETIREMENT & 401(K) PLANS(a) ($)	EXECUTIVE PHYSICAL ($)	TOTAL ($)
Stephen M. King	30,311	21,615	8,006	59,932
Dolf Berle	25,218	2,640	4,493	32,351
Brian A. Jenkins	25,218	13,894	—	39,112
John B. Mulleady	25,218	2,643	4,941	32,802
Jay L. Tobin	25,218	13,582	2,385	41,185

(a)	Amounts include Company contributions to the 401(k) and SERP that were based on the Company’s performance during the 2015 fiscal year and accrued as of January 31, 2016, although such contributions were not made until the 2016 fiscal year. Amounts also include the Company’s fixed contributions to the 401(k) plan and SERP that were made during the 2015 fiscal year.

Grants of Plan-Based Awards in Fiscal 2015

The following table shows the grants of plan-based awards to the named executive officers in fiscal 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: # of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($/Share)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen M. King	Cash Incentive(1)	N/A	$162,000	$648,000	$1,296,000				—	—	—
	Perfomance Cash(2)	4/9/2015	$125,138	$250,275	$500,550
	RSUs(3)	4/9/2015	—	—	—	9,208	18,416	36,832	—		$583,971
	Stock Options	4/9/2015							68,775	$31.71	$834,241
Dolf Berle	Cash Incentive(1)	N/A	$74,603	$298,410	$596,820				—	—	—
	Perfomance Cash(2)	4/9/2015	$50,400	$100,800	$201,600
	RSUs(3)	4/9/2015	—	—	—	3,709	7,417	14,834	—		$235,193
	Stock Options	4/9/2015							27,699	$31.71	$335,989
Brian A. Jenkins	Cash Incentive(1)	N/A	$59,378	$237,510	$475,020
	Perfomance Cash(2)	4/9/2015	$40,950	$81,900	$163,800
	RSUs(3)	4/9/2015				3,013	6,026	12,052			$191,084
	Stock Options	4/9/2015							22,506	$31.71	$272,998
John B. Mulleady	Cash Incentive(1)	N/A	$43,962	$234,465	$468,930
	Perfomance Cash(2)	4/9/2015	$25,988	$51,975	$103,950
	RSUs(3)	4/9/2015				1,912	3,824	7,648			$121,259
	Stock Options	4/9/2015							14,282	$31.71	$173,241
Jay L. Tobin	Cash Incentive(1)	N/A	$54,810	$219,240	$438,480
	Perfomance Cash(2)	4/9/2015	$24,300	$48,600	$97,200
	RSUs(3)	4/9/2015				1,788	3,576	7,152			$113,395
	Stock Options	4/9/2015							13,355	$31.71	$161,996

(1)	Reflect annual Executive Incentive Plan award opportunity described under “Annual Incentive Awards” above and actual payouts are recorded under “Non-Equity Incentive Plan Compensation” in the “2015 Summary Compensation Table.”
(2)	The amounts shown in the “Threshold” column reflect the minimum payment level under the Company’s Performance Cash component of the LTIP. The minimum award level is 50% of target (“Target”) and the maximum award is 200% of target (“Maximum”). Threshold is represented with the minimum possible payout, but zero payout is possible if threshold performance measures are not met.
(3)	The shares shown in the “Threshold” column reflect the minimum payment level under the Company’s RSU component of the 2014 Stock Incentive Plan. The minimum award level is 50% of target (“Target”) and the maximum award is 200% of target (“Maximum”). Threshold is represented with the minimum possible payout, but zero payout is possible if threshold performance measures are not met.

Outstanding Equity Awards at Fiscal Year-End 2015

	Option Awards						Stock Awards
NAME	EXERCISABLE		UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT YET VESTED		INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(13)
Stephen M. King	0		68,775	(1)	31.71	4/9/2025	9,208	(12)	$333,974
	0		184,615	(2)	16.00	10/9/2024
	571,781	(3)	0		4.44	6/1/2020
Dolf Berle	0		27,699	(1)	31.71	4/9/2025
	0		74,793	(2)	16.00	10/9/2024	3,709	(12)	$134,525
	252,369	(4)	36,583	(5)	4.44	3/23/2021
Brian A. Jenkins	0		22,506	(1)	31.71	4/9/2025	3,013	(12)	$109,282
	0		61,183	(2)	16.00	10/9/2024
	273,558	(3)	0		4.44	6/1/2020
John B. Mulleady	0		14,282	(1)	31.71	4/9/2025	1,912	(12)	$69,348
	0		38,225	(2)	16.00	10/9/2024
	9,000	(6)	13,498	(7)	9.34	9/27/2023
	26,998	(8)	40,497	(9)	8.30	5/3/2023
	9,961	(10)	13,499	(11)	5.07	4/16/2022
Jay L. Tobin	0		13,355	(1)	31.71	4/9/2025	1,788	(12)	$64,851
	0		38,698	(2)	16.00	10/9/2024
	89,186	(3)	0		4.44	6/1/2020

(1)	These options represent unvested service-based options granted under the 2014 Stock Incentive Plan. One-third of these options vested on April 9, 2016 and one-third will vest on each of April 9, 2017 and April 9, 2018.

(2)	These options represent unvested service-based options granted under the 2014 Stock Incentive Plan. Half of these options will vest on each of October 9, 2017 and October 9, 2018.

(3)	These options represent vested service-based and performance-based options granted under the 2010 Stock Incentive Plan. These options vested ratably over a five-year period, commencing on June 1, 2011, the first anniversary of the date of grant.

(4)	These options represent vested service-based and performance-based options granted under the 2010 Stock Incentive Plan. These options vested ratably over a five-year period, commencing on March 23, 2012, the first anniversary of the date of grant.

(5)	These options represent unvested service-based options granted under the 2010 Stock Incentive Plan. These options vested on March 23, 2016.

(6)	These options represent vested service-based options granted under the 2010 Stock Incentive Plan. These options vest ratably over a five-year period, commencing on September 27, 2014, the first anniversary of the date of grant.

(7)	These options represent unvested service-based options granted under the 2010 Stock Incentive Plan. These options will vest as described in (6) above.

(8)	These options represent vested service-based options granted under the 2010 Stock Incentive Plan. These options vest ratably over a five-year period commencing on May 3, 2014, the first anniversary of the date of grant.

(9)	These options represent unvested service-based options granted under the 2010 Stock Incentive Plan. These options will vest as described in (8) above.

(10)	These options represent vested service-based and performance-based options granted under the 2010 Stock Incentive Plan. These options vest ratably over a five-year period commencing on April 16, 2013, the first anniversary of the date of grant.

(11)	These options represent unvested service-based options granted under the 2010 Stock Incentive Plan. These options will vest as described in (10) above.

(12)	The grants in this column for all the NEOs reflect threshold RSU awards under the Fiscal 2015-Fiscal 2017 LTIP, respectively.

(13)	The market value is equal to the number of shares underlying the units based on achieving threshold performance goals, multiplied by the closing market price of the Company’s common stock on January 29, 2016, the last trading day of the Company’s fiscal year.

Fiscal 2015 Option Exercises and Stock Vested

	OPTION AWARDS
NAME	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)
Stephen M. King	278,657	8,072,692
Dolf Berle	259,784	6,729,491
Brian A. Jenkins	170,109	4,702,455
John B. Mulleady	77,784	2,052,538
Jay L. Tobin	133,324	3,515,406

2015 Nonqualified Deferred Compensation

The SERP is a defined contribution plan designed to permit a select group of management or highly compensated employees to set aside base salary on a pre-tax basis. The SERP has a variety of investment options similar in type to our 401(k) plan. Each pay period, the Company matches 25% of the employee’s contributions, up to the first 6% of salary deferred. At the end of the year, if the Company’s EBITDA target is met, the Company contributes an additional amount, equal to the employer match contributed each pay period. Any employer contributions to a participant’s account vest in equal portions over a five-year period, and become immediately vested upon termination of a participant’s employment on or after age 65 or by reason of the participant’s death or disability, and upon a change of control (as defined in the SERP). Pursuant to Section 409A of the Code, however, such distribution cannot be made to certain employees of a publicly traded corporation before the earlier of six months following the employee’s termination date or the death of the employee. Withdrawals from the SERP may be permitted in the event of an unforeseeable emergency.

The following table shows contributions to each NEO’s deferred compensation account in 2015 and the aggregate amount of such officer’s deferred compensation as of January 31, 2016.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2)(3) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Balance at Last Fiscal Year- End(4) ($)
Stephen M. King	$43,050	$21,615	($4,185)	$400,945
Dolf Berle	—	—	—	—
Brian A. Jenkins	$37,916	$11,407	$2,131	$264,219
John B. Mulleady	—	—	—	—
Jay L. Tobin	$21,843	$10,937	($2,668)	$203,726

(1)	Amounts are included in the “Salary” column of the “2015 Summary Compensation Table.”

(2)	Amounts shown are matching contributions pursuant to the deferred compensation plan. These amounts are included in the “All Other Compensation” column of the “2015 Summary Compensation Table.”

(3)	No amount reported in this column was reported as compensation to the officer in the “2015 Summary Compensation Table” in previous years.

(4)	The portion of these amounts derived from executive contributions made in previous years were included in the “Salary” column of the “Summary Compensation Table” in the years when the contributions were made. The portion of these amounts derived from matching contributions made in previous years were included in the “All Other Compensation” column of the “Summary Compensation Table” in the years when the executive contributions were made.

Employment Agreements

We have entered into employment agreements with our NEOs to reflect the then current compensation arrangements of each of the NEOs and to include additional restrictive covenants, including a one-year non-competition provision and a two-year non-solicitation and non-hire provision. The employment agreement for each NEO provides for an initial term of one year, subject to automatic one-year renewals unless terminated earlier by the NEO or us. Under the terms of the employment agreements, each NEO is entitled to a minimum base salary and may receive an annual salary increase commensurate with such officer’s performance during the year, as determined by the Board of Directors of Dave & Buster’s Management Corporation, Inc. Our NEOs are also entitled to participate in the Executive Incentive Plan, the 2014 Stock Incentive Plan and in any profit sharing, qualified and nonqualified retirement plans and any health, life, accident, disability insurance, sick leave, supplemental medical reimbursement insurance, or benefit plans or programs as we may choose to make available now or in the future. NEOs also receive an annual perquisite allowance. In addition, the employment agreements contain provisions providing for severance payments and continuation of benefits under certain circumstances including termination by us without Cause (as defined in the employment agreement), upon execution of a general release of claims in favor of us. Each employment agreement also contains a confidentiality and noncompetition covenant.

Potential Payments Upon Termination or Change of Control

The following is a discussion of the rights of the NEOs under the 2010 Stock Incentive Plan, the 2014 Stock Incentive Plan and the employment agreements with the NEOs following a termination of employment or change of control.

2010 Stock Incentive Plan

Pursuant to the 2010 Stock Incentive Plan, certain vested stock options shall terminate on the earliest of (a) the day on which the executive officer is no longer employed by us due to the termination of such employment for cause, (b) the thirty-first day following the date the executive officer is no longer employed by us due to the termination of such employment upon notice to us by the executive officer without good reason having been shown, (c) the 366th day following the date the executive officer is no longer employed by us by reason of death, disability, or due to the termination of such employment (i) by the executive officer for good reason having been shown or (ii) by us for reason other than for cause, or (d) the tenth anniversary of the date of grant. Subject to the provisions of the immediately following sentence, all options that are not vested and exercisable on the date of termination of employment shall immediately terminate and expire on such termination date. Following the adoption of the 2014 Stock Incentive Plan, no further grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, or cash-based awards will be made pursuant to the 2010 Stock Incentive Plan.

2014 Stock Incentive Plan

Pursuant to the 2014 Stock Incentive Plan, all Stock Options will terminate on the day on which the executive officer is no longer employed by us due to the termination of such employment for cause. Due to a termination of employment caused by reason of death or disability of the executive officer, any unvested portion of Stock Options shall immediately become vested and all vested options shall remain exercisable until the earlier of (a) one year following the date of death or disability and (b) the expiration of the option term. Upon the termination of employment by reason of retirement (defined as termination of employment other than for cause, after obtaining (a) age 60 and completing ten years of continued service with the Company or (b) age 65), the unvested portion of the Stock Option shall continue to vest on each remaining vesting date and the vested portion of the Stock Option shall remain exercisable until the expiration of the option term. Upon the termination of employment for any reason other than those described above, any unvested portion of the option shall immediately terminate and be forfeited without consideration and the vested Stock Options shall remain exercisable until the earlier of (a) 90 days following such termination of employment and (b) the expiration of the option term. Future award agreements will specify the effect of a holder’s termination of employment, including the extent to which equity grants will be forfeited and the extent to which awards requiring exercise will remain exercisable. Such provisions will be determined in the sole discretion of the Compensation Committee.

Pursuant to grants made under the 2014 Stock Incentive Plan, RSUs and Performance Cash (collectively, “Awards”) will terminate on the date in which the executive officer is no longer employed by us due to termination of such employment due to any reason other than death, disability, retirement, without cause, or for good reason related to a change of control. Following termination of employment caused by death or disability of the executive officer, Awards shall be settled based on actual performance during the full performance period, notwithstanding the termination of service. Following termination of employment by reason of retirement (defined as termination of employment, other than for cause, after obtaining (a) age 60 and completing 10 years of continued service with the Company or (b) age 65), Awards shall be settled based on actual performance during the full performance period, notwithstanding the termination of the employee’s service, prorated to reflect the number of days in the performance period that preceded or included the date of termination of service. Following termination of employment without cause or for good reason either within 90 days before or within 12 months following a change in control of the Company, Awards shall be settled based on actual performance during the full performance period, notwithstanding the termination of service, prorated to reflect the number of days in the performance period that preceded or included the day of termination of service. Following termination of employment for any reason other than those described above, any unvested portion of an Award shall immediately terminate and be forfeited without consideration. Future Award agreements will specify the effect of a holder’s termination of employment, including the extent to which equity grants will be forfeited and the extent to which awards requiring exercise will remain exercisable. Such provisions will be determined in the sole discretion of the Compensation Committee.

If there is a change of control of the Company, then, unless prohibited by law, the Compensation Committee is authorized (but not obligated) to make adjustments to the terms and conditions of outstanding awards, including, without limitation, continuation or assumption of outstanding awards; substitution of new awards with substantially the same terms as outstanding awards; accelerated exercisability, vesting and/or lapse of restrictions for outstanding awards immediately prior to the occurrence of such event; upon written notice, provision that any outstanding awards must be exercised, to the extent then exercisable, during a specified period determined by the Compensation Committee (contingent upon the consummation of the change of control), following which unexercised awards shall terminate; and cancellation of all or any portion of outstanding awards for fair market value (which may be the intrinsic value of the award and may be zero); and cancellation of all or any portion of outstanding awards for fair value (as determined in the sole discretion of the Compensation Committee and which may be zero).

Under the 2014 Stock Incentive Plan, a change of control generally is triggered by the occurrence of any of the following: (i) an acquisition of 30% or more of the outstanding shares or the voting power of the outstanding securities generally entitled to vote in the election of directors; (ii) with certain exceptions, individuals on the Board of Directors on the date of effectiveness of the plan cease to constitute a majority of the Board of Directors; (iii) consummation of a reorganization, merger, amalgamation, statutory share exchange, consolidation or like event to which the Company is a party or a sale or disposition of all or substantially all of the Company’s assets, unless the Company’s stockholders continue to own more than 50% of the outstanding voting securities, no person beneficially owns 30% or more of the outstanding securities of the Company and at least a majority of the members of the Board of Directors after such event were members of the Board of Directors prior to the event; or (iv) a complete liquidation or dissolution of the Company.

Employment Agreements

Deferred Compensation. All contributions made by an executive officer to a deferred compensation account, and all vested portions of our contributions to such deferred compensation account, shall be disbursed to the executive officer upon termination of employment for any reason. Currently, only Messrs. King, Jenkins and Tobin have made contributions to a deferred compensation account.

Resignation. If an executive officer resigns from employment with us, such officer is not eligible for any further payments of salary, bonus, or benefits and such officer shall only be entitled to receive that compensation which has been earned by the officer through the date of termination. Notwithstanding the foregoing, the Company may, at its sole option, elect to provide payments and other severance benefits described below under “Involuntary Termination Not for Cause” and the officer shall be bound by various restrictive covenants contained in the employment agreements. These payments shall cease at such time as it is determined that the officer is not in full compliance with such restrictive covenants.

Involuntary Termination Not for Cause. In the event of involuntary termination of employment other than for Cause (as defined in the employment agreements), an executive officer would be entitled to 12 months of severance pay at such officer’s then-current base salary (24 months of severance pay for Mr. King), the pro rata portion of the annual bonus, if any, earned by the officer for the then-current fiscal year, 12 months continuation of such officer’s perquisite allowance, and monthly payments for a period of 12 months equal to the monthly premium required by such officers to maintain health insurance benefits provided by our group health insurance plan, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985.

Termination for Cause. In the event of termination for Cause, the officer is not eligible for any further payments of salary, bonus, or benefits and shall be only entitled to receive that compensation which has been earned by the officer through the date of termination.

Termination for Good Reason. In the event the officer chooses to terminate his or her employment for reasons such as material breach of the employment agreement by us, relocation of the office where the officer performs his or her duties, assignment to the officer of any duties, authority, or responsibilities that are materially inconsistent with such officer’s position, authority, duties or responsibilities or other similar actions, such officer shall be entitled to the same benefits described above under “Involuntary Termination Not for Cause.”

Death or Disability. The benefits to which an officer (or such officer’s estate or representative) would be entitled in the event of death or disability are as described above under “Involuntary Termination Not for Cause.” However, the amount of salary paid to any such disabled officer shall be reduced by any income replacement benefits received from the disability insurance we provide.

Information concerning the potential payments upon a termination of employment or change of control is set forth in tabular form below for each NEO. Information is provided as if the termination, death, disability or change of control (as defined in the 2014 Stock Incentive Plan) and certain other liquidity events had occurred as of January 31, 2016 (the last day of fiscal 2015).

Name	Benefit	Resignation ($)	Termination W/Out Cause($)	Termination With Cause($)	Termination for Good Reason($)	Death/ Disability ($)	Change in Control ($)
Stephen M. King	Salary	—	1,440,000	—	1,440,000	1,440,000	—
	Bonus (1) Perquisite	—	648,000	—	648,000	648,000	—
	Allowance	—	30,000	—	30,000	30,000	—
	H & W Benefits Deferred	—	16,682	—	16,682	16,682	—
	Compensation	400,945	400,945	400,945	400,945	400,945	400,945

Dolf Berle	Salary	—	426,300	—	426,300	426,300	—
	Bonus (1) Perquisite	—	298,410	—	298,410	298,410	—
	Allowance	—	25,000	—	25,000	25,000	—
	H & W Benefits Deferred	—	18,640	—	18,640	18,640	—
	Compensation	—	—	—	—	—	—

Brian A. Jenkins	Salary	—	395,850	—	395,850	395,850	—
	Bonus (1) Perquisite	—	237,510	—	237,510	237,510	—
	Allowance	—	25,000	—	25,000	25,000	—
	H & W Benefits Deferred	—	22,850	—	22,850	22,850	—
	Compensation	264,219	264,219	264,219	264,219	264,219	264,219

John B. Mulleady	Salary	—	390,775	—	390,775	390,775	—
	Bonus (1) Perquisite	—	234,465	—	234,465	234,465	—
	Allowance	—	25,000	—	25,000	25,000	—
	H & W Benefits Deferred	—	21,758	—	21,758	21,758	—
	Compensation	—	—	—	—	—	—

Jay L. Tobin	Salary	—	365,400	—	365,400	365,400	—
	Bonus (1) Perquisite	—	219,240	—	219,240	219,240	—
	Allowance	—	25,000	—	25,000	25,000	—
	H & W Benefits Deferred	—	22,850	—	22,850	22,850	—
	Compensation	203,726	203,726	203,726	203,726	203,726	203,726

(1)	Accrued and unpaid non-equity incentive compensation payable assuming target performance in 2015 pursuant to our Executive Incentive Plan.

Equity Compensation Plan Information

The following table sets forth information concerning the shares of common stock that may be issued upon exercise of options under the 2010 Stock Incentive Plan and the 2014 Stock Incentive Plan as of January 31, 2016:

EQUITY COMPENSATION PLANS APPROVED BY SECURITY HOLDERS	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS
2010 Stock Incentive Plan	2,341,825		$5.05		—
2014 Stock Incentive Plan	758,914	(1)	$21.72	(2)	2,330,036

Total plans	3,100,739		$9.13	(2)	2,330,036

(1)	Includes 59,735 performance-based restricted stock units and assumes shares issued upon vesting of performance-based units vest at 100% of target number of units. Actual number of shares issued on vesting of performance units could be a minimum award level of 50% of target, but zero payout is possible if threshold measures are not met. The award level is based on actual performance over the three-year vesting period compared to target performance.

(2)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.

TRANSACTIONS WITH RELATED PERSONS

Relationship with Oak Hill Capital Partners

Our Directors, J. Taylor Crandall, Kevin M. Mailender and Tyler J. Wolfram are Partners of Oak Hill. Our Director, David A. Jones is a Senior Advisor to Oak Hill’s private equity funds and our Director, Alan J. Lacy, served as a Senior Advisor to Oak Hill’s private equity funds until December 2014.

Stockholders’ Agreement

In October 2014, we and the Oak Hill Funds entered into a stockholders’ agreement. Our Board of Directors currently has ten directors. The stockholders’ agreement provides that the Oak Hill Funds (or one or more of their affiliates, to the extent assigned thereto), individually or in the aggregate, are entitled to designate directors to serve on the Board of Directors proportionate to the Oak Hill Funds’ (or one or more of their affiliates, to the extent assigned thereto) aggregate ownership of the outstanding shares of our common stock, at any meeting of stockholders at which directors are to be elected to the extent that the Oak Hill Funds do not have such proportionate number of director designees then serving on the Board of Directors; provided that for so long as the Oak Hill Funds (or one or more of their affiliates, to the extent assigned thereto), individually or in the aggregate, own 5% or more of the voting power of the outstanding shares of our common stock, the Oak Hill Funds are entitled to designate one director designee to serve on the Board of Directors at any meeting of stockholders at which directors are to be elected to the extent that the Oak Hill Funds do not have a director designee then serving on the Board of Directors. Such proportionate number of director designees is determined by taking the product of the Oak Hill Funds’ (or one or more of their affiliates, to the extent assigned thereto) aggregate ownership interest in our Company multiplied by the then current number of directors on our Board of Directors (rounded up to the next whole number to the extent the product does not equal a whole number). The Oak Hill Funds’ director designees are currently J. Taylor Crandall, Kevin M. Mailender and Tyler J. Wolfram. The Oak Hill Funds have designated Mr. Mailender as its director designee at the Annual Meeting. The Oak Hill Funds are entitled to designate additional directors in order for the Oak Hill Funds to have their proportionate number of director designees. We will expand the size of our Board of Directors if necessary to provide for such proportionate representation.

Subject to applicable law and applicable NASDAQ rules, the stockholders’ agreement also provides that the Oak Hill Funds are entitled to nominate the members of the Nominating and Corporate Governance Committee up to a number of nominees not to exceed the number of directors designated by the Oak Hill Funds on the Board of Directors, and the remaining members will be nominated by the Board of Directors. In addition, subject to applicable law and applicable NASDAQ rules, each other committee of our Board of Directors, other than the Audit Committee, will consist of at least one member designated by the Oak Hill Funds. The stockholders’ agreement also provides that the Oak Hill Funds and their affiliates will be reimbursed for costs and out of pocket expenses incurred in connection with (i) counsel retained by the Oak Hill Funds to advise its nominees and/or us in connection with matters related to or arising out of meetings of the Board of Directors (or committees thereof) or otherwise raised by management, (ii) any review, amendment or enforcement of the stockholders’ agreement, (iii) the agreements entered into in connection with our initial public stock offering and transactions contemplated thereby and (iv) any of our regulatory filings involving the Oak Hill Funds or its affiliates. In furtherance of our amended and restated certificate of incorporation, the stockholders’ agreement provides that the Oak Hill Funds and their affiliates have no obligation to offer us an opportunity to participate in business opportunities presented to Oak Hill Funds or their respective affiliates even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar businesses), and that neither the Oak Hill Funds nor their respective affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company under the stockholders’ agreement. In addition, under the stockholders’ agreement, the Oak Hill Funds are granted access to our customary non-public information and members of our management team and are permitted to disclose our confidential information to their affiliates, representatives and advisors. The Oak Hill Funds and their affiliates are permitted to disclose our confidential information if requested or required by law. The Oak Hill Funds and their affiliates are also permitted to disclose our confidential information to any potential purchaser of us that executes a customary confidentiality agreement. The Oak Hill Funds, as part of a privately negotiated sale of its shares, may assign all or any portion of its rights under the stockholders’ agreement to any transferee. The stockholders’ agreement will terminate upon the written request of the Oak Hill Funds or at such time as the Oak Hill Funds own less than 5% of our common stock.

Registration Rights Agreement

In connection with our initial public stock offering in October 2014, we, the Oak Hill Funds and other of our stockholders prior to the initial public stock offering, including some of our directors and executive officers, entered into a registration rights agreement. The registration rights agreement provides that the Oak Hill Funds, under certain circumstances, have the ability to cause us to register our common equity securities under the Securities Act, and provide for procedures by which certain of our equity holders may participate in such registrations. The Oak Hill Funds have an unlimited amount of demand registrations and all holders of registrable securities have customary piggyback registration rights providing them with the right to require us to include shares of common stock held by them in applicable registrations. The Oak Hill Funds may assign, to any of their respective affiliates or as part of a privately negotiated sale of their respective shares, in each case, all or any portion of their rights under the registration rights agreement to any transferee who agrees to be bound by the agreement.

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed with management and KPMG, the independent registered public accounting firm, our audited financial statements as of and for the year ended January 31, 2016. We have also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, have considered the compatibility of non-audit services with the firm’s independence, and discussed with the auditors the firm’s independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K.

Kevin M. Sheehan, Chair

Michael J. Griffith

Jonathan S. Halkyard

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 and SEC rules require our directors, executive officers and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Based solely on our review of the reports filed during 2015, and on written representations from such reporting persons, we determined that no director, executive officer or beneficial owner of more than 10% of any class of our common stock failed to file in a timely basis during 2015.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the Company’s Proxy Statement and a form of proxy relating to the Company’s 2017 annual meeting of stockholders must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company no later than the close of business on March 8, 2017, and not earlier than the close of business on February 18, 2017, assuming the Company does not change the date of the 2017 annual meeting of stockholders by more than 30 days before or 90 days after the anniversary of the 2016 Annual Meeting. Any matter so submitted must comply with the other provisions of the Company’s bylaws and be submitted in writing to the Secretary at the principal executive offices.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting. As daily business may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please vote via the Internet, by phone, or by requesting, completing and mailing a paper proxy card, so that your shares may be represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

We will provide, without charge, on the written request of any stockholder, a copy of our 2015 Annual Report on Form 10-K and Proxy Statement. Stockholders should direct such requests to the Company’s Corporate Secretary at 2481 Mañana Drive, Dallas, TX 75220. Our SEC filings are available to the public in the SEC’s website at www.sec.gov or at www.daveandbusters.com. Our 2015 Annual Report on Form 10-K and other information on our website and the SEC’s website are not incorporated by reference in this Proxy Statement.

APPENDIX A

Set forth below are proposed changes to Article V, Section (D) of the Company’s Second Restated and Amended Certificate of Incorporation. Addition of new text is indicated by underlining and deletion of existing text is indicated by a strike-through.

ARTICLE V

MANAGEMENT

(D) Removal. ~~At any meeting called expressly for that purpose, any~~ Any director or the entire Board may be removed, ~~but only with Cause (defined below)~~ with or without cause, by ~~the affirmative vote of a majority of the remaining members of the Board or~~ the holders of a majority of the shares then entitled to vote at an election of directors. ~~at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting stock of the Corporation then entitled to vote at an on the election of directors, voting together as a single class.~~

~~“Cause” shall be deemed to exist only if: (i) such director has been indicted for or convicted of, has pleaded guilty or nolo contendere to, or such director is granted immunity to testify where another has been convicted of, a felony, (ii) such director has willfully failed to perform his duties, has been grossly negligent in the performance of his duties or has engaged in willful or serious misconduct in a matter that is injurious to the Corporation, in each case as determined by a court of competent jurisdiction or by the affirmative vote of at least a majority of the other members of the Board at any regular or special meeting of the Board called for such purpose, (iii) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to perform as a director of the Corporation, or (iv) such director has been found by a court of competent jurisdiction or by the affirmative vote of at least a majority of the other members of the Board at any regular or special meeting of the Board called for such purpose to have breached such director’s duty of loyalty to the Corporation or its stockholders or to have engaged in any transaction with the Corporation from which such director derived an improper personal benefit. No director of the Corporation so removed may be nominated, re-elected or reinstated as a director of the Corporation so long as the cause for removal continues to exist.~~

Dave & Buster’s Entertainment, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, 3 and 4 and 1 year on Proposal 5.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Michael J. Griffith	☐	☐	02 - Jonathan S. Halkyard	☐	☐	03 - David A. Jones	☐	☐
04 - Stephen M. King	☐	☐	05 - Alan J. Lacy	☐	☐	06 - Kevin M. Mailender	☐	☐
07 - Patricia H. Mueller	☐	☐	08 - Kevin M. Sheehan	☐	☐	09 - Jennifer Storms	☐	☐

	For	Against	Abstain			For	Against	Abstain
2. Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm	☐	☐	☐	3. To amend the Certificate of Incorporation of the Company		☐	☐	☐
					1 Year	2 Years	3 Years	Abstain
4. Advisory approval of executive compensation	☐	☐	☐	5. Advisory approval of the frequency of votes on executive compensation	☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02C8YB

Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders.

The Proxy Statement and Annual Report on Form 10-K are available at:

www.edocumentview.com/play

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Dave & Buster’s Entertainment, Inc.

Notice of 2016 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 16, 2016

Brian A. Jenkins and Stephen M. King, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Dave & Buster’s Entertainment, Inc. to be held on June 16, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Election of Nine Directors, FOR the Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm, FOR the Amendment of the Certificate of Incorporation of the Company, FOR the advisory approval of executive compensation, FOR the advisory approval of One Year as the frequency of votes on executive compensation.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 16, 2016.

Vote by Internet
• Go to www.envisionreports.com/play
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, 3 and 4 and 1 year on Proposal 5.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Michael J. Griffith	☐	☐	02 - Jonathan S. Halkyard	☐	☐	03 - David A. Jones	☐	☐
04 - Stephen M. King	☐	☐	05 - Alan J. Lacy	☐	☐	06 - Kevin M. Mailender	☐	☐
07 - Patricia H. Mueller	☐	☐	08 - Kevin M. Sheehan	☐	☐	09 - Jennifer Storms	☐	☐

	For	Against	Abstain			For	Against	Abstain
2. Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm	☐	☐	☐	3. To amend the Certificate of Incorporation of the Company		☐	☐	☐
					1 Year	2 Years	3 Years	Abstain
4. Advisory approval of executive compensation	☐	☐	☐	5. Advisory approval of the frequency of votes on executive compensation	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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02C8XB

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of

Dave & Buster’s Entertainment, Inc. Stockholders

Thursday, June 16, 2016, 8:30 a.m. Local Time

Westin O’Hare Hotel

6100 N. River Road, Rosemont, IL 60018

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders.

The Proxy Statement and Annual Report on Form 10-K are available at:

www.envisionreports.com/play

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Dave & Buster’s Entertainment, Inc.

Notice of 2016 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 16, 2016

Brian A. Jenkins and Stephen M. King, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Dave & Buster’s Entertainment, Inc. to be held on June 16, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Election of Nine Directors, FOR the Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm, FOR the Amendment of the Certificate of Incorporation of the Company, FOR the advisory approval of executive compensation, FOR the advisory approval of One Year as the frequency of votes on executive compensation.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)